                                                                    EXHIBIT 10.1

================================================================================

                            ASSET PURCHASE AGREEMENT

                            DATED AS OF JULY 7, 2003

                                      AMONG

                              C&S ACQUISITION LLC,

                                  AS PURCHASER,

                          C&S WHOLESALE GROCERS, INC.,

                                   AS PARENT,

                             FLEMING COMPANIES, INC.

                                       AND

                      THE OTHER ENTITIES IDENTIFIED HEREIN,

                                   AS SELLERS

================================================================================

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION...................................................................1
         1.1      Definitions.....................................................................................1
         1.2      Rules of Construction..........................................................................15

ARTICLE II PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..................................................16
         2.1      Purchase and Sale of Assets....................................................................16
         2.2      Excluded Assets................................................................................17
         2.3      Assumption of Liabilities......................................................................19
         2.4      Excluded Liabilities...........................................................................20
         2.5      Option Rights; Exclusion of Certain Acquired Assets............................................21
         2.6      Designation Rights; Assignment and Transfer of Acquired Assets.................................23
         2.7      Collection of Receivables and Notes............................................................25
         2.8      Deemed Consents and Cures......................................................................27
         2.9      Cure Costs.....................................................................................27
         2.10     Required Consents..............................................................................27
         2.11     Security Interest and Guarantee Allocation.....................................................28

ARTICLE III PURCHASE PRICE AND PAYMENT...........................................................................28
         3.1      Consideration..................................................................................28
         3.2      Computation of the Inventory Amount............................................................29
         3.3      Computation of the Royalty Amount..............................................................31
         3.4      Prorations Relating to Certain Prepaid Expenses; Other Prepaid Expenses and Deposits...........34
         3.5      Allocation of Cash Payments....................................................................35
         3.6      Further Assurances.............................................................................35
         3.7      Allocation of Certain Sales Proceeds...........................................................36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................37
         4.1      Organization, Standing and Power...............................................................37
         4.2      Authority; Binding Agreement...................................................................37
         4.3      [INTENTIONALLY DELETED.].......................................................................38
         4.4      No Breach or Conflict..........................................................................38
         4.5      Title to Assets; Liens.........................................................................38
         4.6      Real Property..................................................................................39
         4.7      [INTENTIONALLY DELETED.].......................................................................40
         4.8      Assets Necessary to the Business...............................................................40
         4.9      Books and Records..............................................................................40
         4.10     Claims, Litigation and Disputes................................................................40
         4.11     Acquired Contracts.............................................................................40
         4.12     Financial Information..........................................................................41
         4.13     Compliance With Laws; Permits and Licenses.....................................................41
         4.14     Taxes..........................................................................................42
         4.15     Compromise of Notes............................................................................42
         4.16     Employees and Related Matters..................................................................43

         4.17     Environmental Matters..........................................................................43
         4.18     [INTENTIONALLY DELETED.].......................................................................44
         4.19     Intellectual Property..........................................................................44
         4.20     Debt Liens.....................................................................................45
         4.21     Brokerage Fees.................................................................................45
         4.22     Disclaimer.....................................................................................45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT.................................................45
         5.1      Organization...................................................................................45
         5.2      Authority; Binding Agreement...................................................................45
         5.3      No Breach or Conflict..........................................................................46
         5.4      Third-Party Consents...........................................................................46
         5.5      Financing......................................................................................46
         5.6      Brokers or Finders.............................................................................47
         5.7      Purchaser's Investigation......................................................................47

ARTICLE VI COVENANTS OF SELLERS..................................................................................47
         6.1      Access and Right of Inspection.................................................................47
         6.2      Conduct of the Business Pending the Initial Closing............................................48
         6.3      Commercially Reasonable Efforts................................................................49
         6.4      Bankruptcy Actions.............................................................................49
         6.5      WARN Act.......................................................................................52
         6.6      Further Assurances.............................................................................52
         6.7      Inventory......................................................................................53
         6.8      Removal of Material Equipment..................................................................53
         6.9      Landlord Waivers...............................................................................53
         6.10     Confidentiality................................................................................54
         6.11     Estoppel Certificates..........................................................................54
         6.12     Updated Financial Information..................................................................54
         6.13     [INTENTIONALLY DELETED.].......................................................................54
         6.14     Board Appeal...................................................................................54
         6.15     Material Acquired Contracts....................................................................55

ARTICLE VII COVENANTS OF PURCHASER...............................................................................55
         7.1      Bonds, Letters of Credit, Etc..................................................................55
         7.2      Required Permit and License Applications.......................................................55
         7.3      Intellectual Property..........................................................................55
         7.4      Further Assurances.............................................................................55
         7.5      Access.........................................................................................55
         7.6      Financing......................................................................................56
         7.7      Leases of Operating PSCs.......................................................................56

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER....................................................56
         8.1      Warranties True as of Both Present Date and Initial Closing Date; Covenants....................56
         8.2      Sale Order.....................................................................................57

         8.3      HSR Act and Other Approvals....................................................................57
         8.4      Litigation.....................................................................................57
         8.5      Sellers' Deliveries............................................................................58
         8.6      Statutes; Orders...............................................................................58
         8.7      Title Commitments..............................................................................58
         8.8      Survey.........................................................................................58
         8.9      Debt Liens.....................................................................................58
         8.10     Sales Material Adverse Effect..................................................................58
         8.11     Transfer of All Assets.........................................................................58

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS........................................................59
         9.1      Warranties True as of Both Present Date and Initial Closing Date; Covenants....................59
         9.2      HSR Act and Other Approvals....................................................................59
         9.3      Bankruptcy Condition...........................................................................59
         9.4      Payment........................................................................................59
         9.5      Assumption and Assignment......................................................................60
         9.6      Litigation.....................................................................................60
         9.7      Purchaser's Deliveries.........................................................................60
         9.8      Statutes; Orders...............................................................................60

ARTICLE X CLOSING................................................................................................60
         10.1     Initial Closing................................................................................60
         10.2     Deliveries by Sellers..........................................................................60
         10.3     Deliveries by Purchaser........................................................................61

ARTICLE XI TERMINATION; TERMINATION PAYMENT......................................................................61
         11.1     Termination....................................................................................61
         11.2     Termination Payments...........................................................................63
         11.3     Effect of Termination..........................................................................64
         11.4     Deposit........................................................................................64
         11.5     Other Proposals................................................................................64

ARTICLE XII ADDITIONAL COVENANTS.................................................................................64
         12.1     Employees......................................................................................64
         12.2     Benefit Plans..................................................................................66
         12.3     Intellectual Property..........................................................................66
         12.4     Infringement...................................................................................68
         12.5     Filing of Tax Returns..........................................................................68
         12.6     Access to Books and Records for Taxes..........................................................68
         12.7     Transaction Taxes..............................................................................68
         12.8     Tax Prorations for Periodic Taxes..............................................................69
         12.9     Tax Refunds....................................................................................70
         12.10    Tax Disclosure.................................................................................70
         12.11    Ownership of Acquired Assets for Tax Purposes..................................................70
         12.12    Hart-Scott-Rodino..............................................................................71
         12.13    Compliance with Antitrust Laws and Government Requests.........................................71

         12.14    Certain Ancillary Documents....................................................................71

ARTICLE XIII INDEMNIFICATION.....................................................................................71
         13.1     Survival of Representations, Warranties, Covenants and Agreements..............................71
         13.2     Indemnification................................................................................72
         13.3     Limitations on Liability.......................................................................73
         13.4     Defense of Claims..............................................................................74
         13.5     Indemnity Escrow...............................................................................76
         13.6     Indemnification Procedures.....................................................................76

ARTICLE XIV MISCELLANEOUS........................................................................................77
         14.1     Fees and Expenses, Transfer Taxes..............................................................77
         14.2     Liquidated Damages.............................................................................77
         14.3     Amendment......................................................................................77
         14.4     Notices........................................................................................77
         14.5     Waivers........................................................................................79
         14.6     Counterparts and Execution.....................................................................79
         14.7     Headings.......................................................................................79
         14.8     APPLICABLE LAW AND JURISDICTION; DISPUTES AND ARBITRATION......................................79
         14.9     Binding Nature; Assignment.....................................................................80
         14.10    No Third Party Beneficiaries...................................................................80
         14.11    Parent Guarantee...............................................................................80
         14.12    Construction...................................................................................81
         14.13    Public Announcements...........................................................................81
         14.14    Entire Understanding...........................................................................81
         14.15    Bulk Sales Laws................................................................................81
         14.16    Severability...................................................................................81
         14.17    Election of Remedies...........................................................................82

EXHIBITS

Exhibit A                   Bidding Procedures Order

SCHEDULES

1.1(a)                      Operating PSCs
1.1(b)                      Non-Operating PSCs
1.1(c)                      Discontinued PSCs
2.1(g)                      Owned Real Property
2.1(n)                      Identified Customer Notes and Agreements
2.2                         Excluded Assets
2.2(l)(i)                   Convenience and Retail Business Debtors
2.2(l)(ii)                  Certain Convenience and Retail Business
                            Distribution Centers
2.2(m)                      Excluded Records
2.2(s)                      Other Excluded Assets
2.3(e)                      Certain Other Liabilities
3.2                         Inventory Discounts
3.2(d)                      Certain Inventory Information and Procedures
3.5                         Allocation of Purchase Price
4.4                         Material Consents
4.5(b)(i)                   Leases
4.5(b)(ii)                  Liens
4.6                         Capital Expenditures Under Leases
4.8                         Necessary Assets
4.10                        Claims, Litigation and Disputes
4.11(a)                     Termination of Acquired Contacts
4.11(b)                     Acquired Contracts
4.11(d)                     Defaults
4.13                        Compliance with Laws
4.13(b)                     Required Permits
4.14                        Taxes
4.16(a)                     Seller Benefit Plans
4.16(b)                     Employees
4.16(c)                     Employee Issues
4.16(e)                     Acceleration of Benefits
4.17                        Environmental Matters
4.19(a)                     Company Owned Intellectual Property
4.19(b)                     IP Agreements
4.20                        Debt Liens
4.22                        Sellers' Knowledge
5.3                         No Breach or Conflict
6.2                         Conduct of the Business
6.2(p)                      Certain Raises and Bonuses
7.1                         Bonds, Letters of Credit, Etc.
8.11                        Transfer of Assets

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is dated July 7, 2003, among C&S Acquisition LLC, a Delaware limited liability company ("Purchaser"), Fleming Companies, Inc., an Oklahoma corporation ("Fleming"), Fleming Transportation Service, Inc., an Oklahoma corporation, Piggly Wiggly Company, an Oklahoma corporation, RFS Marketing Services, Inc., an Oklahoma corporation, Fleming International Ltd., an Oklahoma corporation, Fleming Foods of Texas L.P., an Oklahoma limited partnership, Fleming Foods Management Co., L.L.C., an Oklahoma limited liability company, and Fleming Foreign Sales Corporation, a Barbados corporation (each, a "Seller" and collectively, "Sellers"), each a debtor and debtor in possession under Chapter 11 Case No. 03-10945 (MFW) (jointly administered) pending in the United States Bankruptcy Court for the District of Delaware and, with respect to Article V and Sections 14.8 and 14.11 only, C&S Wholesale Grocers, Inc., a Vermont corporation ("Parent").

         WHEREAS, Sellers are engaged in the wholesale grocery distribution business;

         WHEREAS, Sellers and certain of their Subsidiaries, as debtors in possession pursuant to voluntary petitions, filed on April 1, 2003 for relief pursuant to chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), pending in the United States Bankruptcy Court for the District of Delaware as Case Nos.
03-10944 through 03-10966 and 03-10970 through 03-10973;

         WHEREAS, Sellers have been engaged in an active effort to market the Business and, pursuant to this effort, Fleming has entered into a Supply Agreement with Parent as well as a Letter of Intent (the "Letter of Intent") with Parent, each dated June 27, 2003; and

         WHEREAS, Sellers and Purchaser have negotiated in good faith and at arm's-length for the purchase and sale of certain assets of Sellers, including certain assets of Seller's wholesale grocery distribution business, the assumption of certain liabilities associated therewith, and for certain bid protections in connection therewith;

         NOW THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth below:

         "AAA" shall have the meaning set forth in Section 13.6 hereof.

         "Acquired Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Acquired Contracts" means the Leases, Subleases and Owned Real Property Leases and other agreements with Third Parties, including without limitation agreements with Third Parties related to the Business or the other Acquired Assets, including the agreements that are listed on

Schedule 4.11(b), but does not include (i) those Leases and agreements excluded from the Acquired Assets pursuant to Section 2.5, (ii) collective bargaining agreements or other agreements with a labor union or labor organization, (iii) vendor supply agreements (the "Excluded Vendor Supply Agreements") and (iv) any agreements that are Excluded Assets.

         "Acquired Leased Equipment" shall have the meaning set forth in Section 2.1(c) hereof.

         "Acquisition Proposal" means a proposal or proposals relating to any acquisition, purchase, merger, recapitalization or other similar transaction or series of transactions with or involving any securities or other interests in substantially all of the Acquired Assets, other than sales of Inventory in the ordinary course of business.

         "Active Customers" shall have the meaning set forth in Section 3.3(e) hereof.

         "Affiliate" shall have the meaning set forth in Bankruptcy Code section 101(2).

         "Agents" shall have the meaning ascribed to such term in the DIP Credit Agreement.

         "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

         "Allocation" shall have the meaning set forth in Section 3.5 hereof.

         "Alternative Transaction" means any disposition (other than pursuant to this Agreement and other than sales of Inventory in the ordinary course of business prior to the termination of this Agreement), whether by way of (i) acquisition, purchase, merger, recapitalization or other similar transaction with or involving any securities or other interests in the Acquired Assets, including pursuant to an Acquisition Proposal, or (ii) sale or liquidation of all or any portion of the Acquired Assets, and in each case, whether in a single or series of transactions.

         "Ancillary Documents" shall have the meaning set forth in Section 14.8 hereof.

         "Applicable Closing" means, with respect to an Acquired Asset, the Initial Closing or the Subsequent Closing pursuant to which such Acquired Asset is assigned, transferred and delivered to Purchaser, any Purchaser Assignee or any Third Party Purchaser pursuant to this Agreement.

         "Applicable Closing Date" means, with respect to an Acquired Asset, the date, whether the Initial Closing Date or a Subsequent Closing Date, on which such Acquired Asset is assigned, transferred and delivered to Purchaser, any Purchaser Assignee or any Third Party Purchaser pursuant to the terms of this Agreement.

         "Assignment and Assumption" shall have the meaning set forth in Section
10.2 hereof.

         "Assignment Deadline" shall have the meaning set forth in Section 2.6 hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

         "Auction" shall have the meaning set forth in Section 6.4(a) hereof.

         "Auction Procedures" shall have the meaning set forth in Section 6.4(a) hereof.

         "Average Actual Sales" shall have the meaning set forth in Section 3.3
(e) hereof.

         "Avoidance Action" shall have the meaning set forth in Section 2.2 hereof.

         "Bankruptcy Code" has the meaning set forth in the recitals hereto.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, or such other court of the United States having jurisdiction over Sellers and their assets from time to time.

         "Bid Deadline" shall have the meaning set forth in the definition of "Bidding Procedures."

         "Bidding Procedures" means the procedures contained in Sections 6.4(a) and (b) and as otherwise set forth in the Bidding Procedures Order, pursuant to which Acquisition Proposals may be solicited, made and accepted, including the establishment of a date by which Third Parties shall be required to submit Acquisition Proposals (the "Bid Deadline").

         "Bidding Procedures Order" means the order of the Bankruptcy Court, substantially in the form of Exhibit A attached hereto, containing the terms specified in Section 6.4 hereof.

         "Break-Up Fee" shall mean an amount equal to $12,000,000 (i.e., three percent (3%) of the Estimated Purchase Price).

         "Business" means the wholesale grocery distribution business of Sellers, which supplies products to grocery stores, discount stores, supercenters and specialty retailers. "Business" does not refer to or include the convenience store distribution business of the Debtors (the "Convenience Business") or the retail stores operated by the Debtors (the "Retail Business").

         "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in the State of Texas or in New York, New York.

         "Business Employees" shall have the meaning set forth in Section 12.1 hereof.

         "Chapter 11 Case" means the pending cases commenced by Sellers and certain of their Subsidiaries, each of which is an Affiliate of Sellers (whom, together with Sellers, are referred to herein as the "Debtors"), on April 1, 2003 (the "Petition Date") under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which are being jointly administered under case no. 03-10945
(MFW).

         "Claim" means any suit, arbitration, opposition, interference, cancellation or other adversarial proceeding.

         "Claim Notice" shall have the meaning set forth in Section 13.6 hereof.

         "Claim Dispute Notice" shall have the meaning set forth in Section 13.6 hereof.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1986.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Collecting Party" shall have the meaning set forth in Section 2.11 hereof.

         "Collection Amount" shall have the meaning set forth in Section 2.7 hereof.

         "Company Owned Intellectual Property" means all Intellectual Property owned by Sellers or any Affiliate thereof and used or held for use in connection with the Acquired Assets.

         "Company Used Intellectual Property" means all Intellectual Property owned or controlled by a Third Party and used in connection with the Acquired Assets.

         "Confidential Information" means any information that is not generally known to the public or in the wholesale grocery industry and that is or has been used, developed or obtained by Sellers and their Affiliates to the extent it relates to one or more of the PSCs or the Acquired Assets including, without limitation, (i) products or services, (ii) fees, costs and pricing structures,
(iii) designs and specifications, (iv) analyses, (v) drawings, photographs and reports, (vi) computer software, including, without limitation, electronic mail, operating systems, applications and program listings, (vii) flow charts, transaction summaries and models, manuals and documentation, (viii) databases,
(ix) financial reports, investment summaries, and accounting and business methods, (x) ideas, formulas, compositions, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer, contact or client lists and other marketing data or plans, (xii) know-how,
(xiii) manufacturing and production processes and techniques, (xiv) research and development information, (xv) files and records, and (xvi) all similar and related information in whatever form, except that Confidential Information shall not include any information that has been published in a form generally available to the public, other than as a result of a disclosure by the parties hereto or their respective representatives. In addition, Confidential Information shall include the identity of any potential Third Party Purchaser, whether provided before or after the date of this Agreement.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated June 23, 2003, between Parent and Fleming, as amended from time to time.

         "Contract" means any agreement, contract, commitment or other binding arrangement or understanding related to the Business, whether written or oral, to which Sellers are a party and which can be assumed and assigned pursuant to section 365 of the Bankruptcy Code.

         "Convenience Business" shall have the meaning set forth in the definition of "Business."

         "Copyrights" means all copyrights, including without limitation copyrights in Software and in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for past Infringement thereof.

         "Corporate Offices" shall have the meaning set forth in Section 2.1 hereof.

         "Cure Cap" shall mean $22,000,000.

         "Cure Costs" shall have the meaning set forth in Section 2.9 hereof.

         "Cure Escrow" shall have the meaning set forth in Section 2.9 hereof.

         "Cure Escrow Agent" shall have the meaning set forth in the Cure Escrow Agreement.

         "Cure Escrow Agreement" shall mean the escrow agreement relating to the escrow of amounts for the payment of Cure Costs, the form of which shall be mutually agreed to by the parties on or before July 14, 2003.

         "Cure Escrow Amount" shall mean the amount that is the sum of (x) the Cure Costs set forth on notices provided to the Third Parties party to Acquired Contracts that have not been objected to in accordance with the Bidding Procedures Order and (y) the lesser of (i) the Cure Costs that an objecting Third Party party to an Acquired Contract claims to be owed and (ii) a cure amount agreed upon by the Sellers and such objecting Third Party.

         "Debt Liens" shall have the meaning set forth in Section 4.20.

         "Deposit" shall have the meaning set forth in Section 3.1 hereof.

         "Deposit Escrow Agent" shall have the meaning set forth in the Deposit Escrow Agreement.

         "Deposit Escrow Agreement" means the escrow agreement relating to the escrow of the Deposit to be entered into by the parties on or before July 14, 2003 and in a form mutually and reasonably acceptable to the parties thereto and Deposit Escrow Agent.

         "Designation Rights" shall have the meaning set forth in Section 2.6 hereof.

         "Determination Date" shall mean the date or dates on which Purchaser determines and offers to hire some or all of the Business Employees, which in no event shall be a date or dates beyond the Option Period.

         "DIP Credit Agreement" means that certain Credit Agreement, dated as of May 6, 2003, by and among Fleming and certain of its subsidiaries party thereto, as debtors-in-possession in the Chapter 11 Case, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, JPMorgan Chase Bank, as Collateral Agent and Syndication Agent, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, as Joint Lead Arrangers and Joint Book Runners.

         "Dispute Notice" shall have the meaning set forth in Section 3.3 hereof.

         "DOJ" shall have the meaning set forth in Section 12.12 hereof.

         "Dollars" or "$" means dollars of the United States of America.

         "Domain Names" shall have the meaning set forth in 15 U.S.C. Section 1127.

         "Draft Transaction Tax Returns" shall have the meaning set forth in
Section 12.7 hereof.

         "Employee" means each active employee, full-time or part-time, of Sellers who, as of the date of this Agreement, is determined by Sellers to have performed (during the 12-month period immediately preceding the date of this Agreement (or the period of the employee's employment with Sellers, if less)) substantially all of such employee's services in connection with or for the benefit of the Business.

         "Employee Benefit Plan" means any of the following under which an employer or any ERISA Affiliate of such employer has any liability to provide benefits or compensation to or on behalf of any employee, or the spouse or dependents of any employee:

                  (a) any employee benefit plan within the meaning of Section 3(3) of ERISA, and

                  (b) any other profit-sharing, stock bonus, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, severance pay, change in control, termination, employment, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan, program, agreement or arrangement.

         "Employee Obligations" shall have the meaning set forth in Section 12.1(a) hereof.

         "Encumbrance" shall mean any mortgage, pledge, lien (statutory or otherwise), security interest, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature, including actions in rem and lis pendens in respect of any Acquired Assets.

         "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act as well as all other federal, state or local laws, regulations or requirements, or such portions thereof, that are similar to the above-referenced laws or that otherwise govern chemicals, products, materials or wastes that pose risks to the environment.

         "Equipment" shall have the meaning set forth in Section 2.1 hereof.

         "Equipment Count" shall have the meaning set forth in Section 6.8 hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

         "ERISA Affiliate" means any entity that with the subject Person is:

                  (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code;

                  (b) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

                  (c) a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

                  (d) a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

         "Estimated Purchase Price" shall mean an amount equal to $400,000,000.

         "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

         "Excluded Equipment" shall have the meaning set forth in Section 2.2 hereof.

         "Excluded Inventory" shall have the meaning set forth in Section 2.2 hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.4 hereof.

         "Excluded Records" means all Files and Records set forth on and described in reasonable detail on Schedule 2.2(m) hereto.

         "Excluded Vendor Supply Agreements" shall have the meaning set forth in the definition of "Acquired Contracts."

         "Exhibits" means the exhibits hereto.

         "Expense Reimbursement Payment" means the reasonable, documented out-of pocket expenses actually incurred by Parent, Purchaser or their Affiliates in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $4,000,000 (i.e., one percent (1%) of the Estimated Purchase Price).

         "Expiration Date" shall have the meaning set forth in Section 13.1 hereof.

         "Files and Records" shall have the meaning set forth in Section 2.1 hereof.

         "Final Deposit" shall have the meaning set forth in Section 3.1 hereof.

         "Final Equipment Count" shall have the meaning set forth in Section 6.8 hereof.

         "Final Order" means an order of the Bankruptcy Court (i) as to which the time to appeal (other than the time to appeal pursuant to Rule 60 of the Federal Rules of Civil Procedure) shall have expired and as to which no appeal shall then be pending, or (ii) if an appeal shall have been filed or sought (except an appeal under Rule 60 of the Federal Rules of Civil Procedure), either

(A) no stay of the order shall be in effect or (B) if such a stay shall have been granted by the Bankruptcy Court, then (1) the stay shall have been dissolved or (2) an order of the district court having jurisdiction to hear such appeal shall have affirmed the order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible, and if a timely appeal of such district court order or timely motion to seek review or rehearing of such order shall have been made, any court of appeals having jurisdiction to hear such appeal or motion (or any subsequent appeal or motion to seek review or rehearing) shall have affirmed the district court's (or lower appellate court's) order upholding the order of the Bankruptcy Court and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and the taking or granting of any further hearing, appeal or petition for certiorari shall not be permissible.

         "Fixed Component of Purchase Price" shall have the meaning set forth in
Section 3.1(c).

         "Fleming" shall have the meaning set forth in the preamble hereto.

         "FTC" shall have the meaning set forth in Section 12.12 hereof.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Governmental Entity" shall mean any "governmental unit", as defined in section 101(27) of the Bankruptcy Code.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Indemnifiable Losses" shall have the meaning set forth in Section 13.2 hereof.

         "Indemnification Cap" shall have the meaning set forth in 13.3 hereof.

         "Indemnification Threshold" shall have the meaning set forth in Section
13.3 hereof.

         "Indemnifying Party" shall have the meaning set forth in 13.3 hereof.

         "Indemnitee" shall have the meaning set forth in Section 13.3 hereof.

         "Indemnity Escrow Agreement" means the escrow agreement relating to the escrow of amounts to satisfy potential indemnification obligations of Sellers under Article XIII, the form of which shall be mutually agreed to by the parties on or before July 14, 2003.

         "Indemnity Escrow Amount" means the amount deposited into escrow to satisfy potential indemnification obligations of Sellers under Article XIII (the "Indemnity Escrow"), which shall in no event exceed $15,000,000 and the release of which shall be governed by the Indemnity Escrow Agreement.

         "Infringement" means an assertion that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property rights of any Person.

         "Initial Closing" means the consummation of the transactions contemplated herein in accordance with Article X hereof.

         "Initial Closing Date" shall have the meaning set forth in Section 10.1 hereof.

         "Initial Deposit" shall have the meaning set forth in Section 3.1 hereof.

         "Initial Estimate Payment" shall have the meaning set forth in Section
3.3 hereof.

         "Initial Equipment Count" shall have the meaning set forth in Section
6.8 hereof.

         "Intellectual Property" means all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets and other similar intangible assets.

         "Interests" shall have the meaning set forth in the definition of "Sale Order".

         "Inventory" shall have the meaning set forth in Section 2.1 hereof.

         "Inventory Count" shall have the meaning set forth in Section 3.2 hereof.

         "Inventory Date" shall have the meaning set forth in Section 3.2 hereof.

         "Inventory In Transit" shall have the meaning set forth in Section 3.2(e) hereof.

         "IP Agreements" means all agreements (including without limitation outstanding decrees, orders, judgments, settlement agreements, or stipulations) to which a Seller or the Sellers is a party which contain provisions (a) granting to any Person rights in Company Owned Intellectual Property or Company Used Intellectual Property; (b) granting to Seller or Sellers or any Subsidiary thereof any rights in Company Used Intellectual Property; (c) consenting to another Person's use of Company Owned Intellectual Property or Company Used Intellectual Property, or covenanting not to sue any Person for Infringement of any such Intellectual Property; or (d) restricting Sellers' or any of their Affiliates' use of Company Owned Intellectual Property or any Company Used Intellectual Property.

         "Law" means any federal, state, provincial, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity.

         "Leased Real Property" shall mean the real property in which Sellers have a leasehold interest under the Leases.

         "Leasehold Improvements" shall have the meaning set forth in Section
2.1 hereof.

         "Leases" means all leases or subleases pursuant to which Sellers hold a valid leasehold or subleasehold estate in real property, other than any such leases or subleases that are Excluded Assets.

         "Letter of Intent" shall have the meaning set forth in the preamble.

         "Liability" means any debt, liability, claim, Lien, expense, commitment, responsibility or obligation, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated.

         "Lien" means any lien (statutory or otherwise), assessment, charge, mortgage, option, security interest, restriction, pledge, easement, right of way, covenant, claim, restriction, right, conditional sale or other title retention agreement, or other encumbrance of any kind or nature.

         "Material Acquired Contract" shall have the meaning set forth in
Section 4.11 hereof.

         "Material Adverse Effect" means a material adverse effect on the Acquired Assets, taken as a whole, or any given PSC and its related Acquired Assets, taken as a whole, other than such effect resulting from (i) general changes in the U.S. economy, (ii) general changes in the industries or markets in which Sellers operate the Business or (iii) war, major armed conflicts, national emergencies and acts of terrorism; provided, however, that for purposes of the definition of "Permitted Encumbrances", "Material Adverse Effect" shall be measured with respect to each parcel of Owned Real Property.

         "Material Consents" shall have the meaning set forth in Section 4.4 hereof.

         "Material Equipment" shall have the meaning set forth in Section 6.8 hereof.

         "Materials of Environmental Concern" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

         "New Employees" shall have the meaning set forth in Section 12.1(a) hereof.

         "New Hire Date" shall mean the date on which a New Employee commences employment with Purchaser or an Affiliate thereof.

         "Non-Concurrent Portion" shall have the meaning set forth in Section
2.6 hereof.

         "Non-Operating PSCs" means the distribution centers related to the Business and which are set forth on Schedule 1.1(b).

         "Operating PSCs" means the distribution centers related to the Business and which are set forth on Schedule 1.1(a).

         "Option Notice" shall have the meaning set forth in Section 2.5 hereof.

         "Option Period" shall have the meaning set forth in Section 2.5 hereof.

         "Option Rights" shall have the meaning set forth in Section 2.5 hereof.

         "Order" means any writ, judgment, decree, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Entity (in each such case whether preliminary or final).

         "Owned Real Property" shall have the meaning set forth in Section 2.1 hereof.

         "Owned Real Property Leases" means all leases pursuant to which Sellers have granted a leasehold interest in any Owned Real Property, other than Owned Real Property Leases that become Excluded Assets pursuant to this Agreement.

         "Patents" means all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past Infringement thereof.

         "Permits" shall have the meaning set forth in Section 2.1 hereof.

         "Permitted Encumbrances" means (a) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings, (b) statutory or mechanics', landlords', warehousemen's, suppliers', materialmen's, carriers', workmen's, repairmen's liens and other like Liens imposed by law arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due (provided that such amounts arising or accruing prior to the Initial Closing remain Excluded Liabilities) and which do not and would not, individually or in the aggregate, have a Material Adverse Effect, (c) with respect to the Owned Real Property, encumbrances consisting of zoning restrictions, easements and other restrictions on the use of such Owned Real Property, provided that such items do not and would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect, (d) any laws, rules, regulations, statutes or ordinances affecting the PSCs and which do not, individually or in the aggregate, have a Material Adverse Effect, (e) with respect to the Owned Real Property, any utility company rights, easements and franchises and similar rights or easements granted to third parties for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon such Owned Real Property, provided that the same do not and would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect, (f) with respect to the Owned Real Property, title defects or matters that would be customarily disclosed by an accurate survey or inspection of the Owned Real Party Leases that do not, individually or in the aggregate, materially impair the value or use of the Owned Real Property, (h) as to any Lease, the Subleases and (i) as to the Owned Real Property, the Owned Real Property Leases.

         "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

         "Petition Date" shall have the meaning set forth in the definition of "Chapter 11 Case."

         "Pre-Petition Credit Agreement" means that certain Credit Agreement dated as of June 18, 2002, among Fleming, the lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, JPMorgan Chase Bank and Citicorp North America, Inc., as Syndication Agents, Lehman Commercial Paper Inc. and Wachovia Bank, National Association, as Documentation Agents, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Joint Book Managers and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as Joint Lead Arrangers.

         "PSCs" means the Operating PSCs and the Non-Operating PSCs.

         "Purchaser" shall have the meaning set forth in the preamble hereto, provided, however, that for purposes of this Agreement, when "Purchaser" is used in connection with an Acquired Asset that is assigned, transferred or delivered to a Purchaser Assignee (as defined in Section 14.9) or Third Party Purchaser pursuant to this Agreement or an Assumed Liability that is assumed by a Purchaser Assignee or Third Party Purchaser pursuant to this Agreement, it shall be deemed to mean such Purchaser Assignee or Third Party Purchaser.

         "Purchaser Ancillary Documents" shall have the meaning set forth in
Section 5.2 hereof.

         "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

         "Purchaser's Employee Obligations" shall have the meaning set forth in
Section 12.1(a) hereof.

         "Qualified Bid" shall have the meaning set forth in Section 6.4(a) hereof.

         "Real Property" shall mean the Owned Real Property and the Leased Real Property.

         "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

         "Required Permits" shall have the meaning set forth in Section 4.13 hereof.

         "Retail Business" shall have the meaning set forth in the definition of "Business."

         "Royalty Amount" shall have the meaning set forth in Section 3.3 hereof.

         "Royalty Period" shall mean the five (5) year period following the Initial Closing Date; provided, however, for purposes of Section 3.3(e)(i)(x), Royalty Period shall mean the four (4) year period following the Initial Closing Date.

         "Royalty Pre-Payment" shall have the meaning set forth in Section 3.3 hereof.

         "Sale Hearing" means the hearing of the Bankruptcy Court to approve the transactions contemplated by this Agreement or by an Acquisition Proposal that is selected by the Sellers at the conclusion of the Auction.

         "Sale Order" means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and Sellers, to be entered by the Bankruptcy Court pursuant to sections 105, 363 and 365, and to the extent possible section 1146(c), of the Bankruptcy Code providing for, among other things, (i) the approval of this Agreement and the transactions contemplated hereby, (ii) the approval of the sale of the Acquired Assets to Purchaser free and clear, pursuant to section 363(f) of the Bankruptcy Code, of all claims and Encumbrances (other than Permitted Encumbrances) or other interests (collectively, "Interests"), (iii) findings that Purchaser is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code,
(iv) that Purchaser shall not be liable for any Sellers' Employee Obligations and Sellers' Employment Obligations and (v) the cure amounts with respect to the Acquired Contracts.

         "Sales" means revenues from the sale of merchandise to Third Party customers, excluding, to the extent included in such revenues, revenues from (i) drop ship sales, (ii) cross dock transfers, (iii) services fees, (iv) drop ship commissions and central billing commissions, (v) hand/stor/Flex Star, (vi) outbound truck revenues and (vii) other revenues from service fees and other charges to such customers.

         "Sales Material Adverse Effect" means a decline in Sales, if any, associated with the Operating PSCs which exceed 20% for the four (4) week period ended the Saturday immediately preceding the Initial Closing Date, as compared to the four (4) week period ended June 14, 2003.

         "Sales Statement" shall have the meaning set forth in Section 3.3 hereof.

         "Schedules" means the schedules hereto.

         "Second Deposit" shall have the meaning set forth in Section 3.1 hereof.

         "Second Estimate Payment" shall have the meaning set forth in Section
3.3 hereof.

         "Seller Extension Period" shall have the meaning set forth in Section 3.7(b) hereof.

         "Sellers" shall have the meaning set forth in the preamble hereto.

         "Sellers' Ancillary Documents" shall have the meaning set forth in
Section 4.2 hereof.

         "Sellers' Benefit Plans" shall have the meaning set forth in Section
4.16 hereof.

         "Sellers' Deposits" shall have the meaning set forth in Section 2.2 hereof.

         "Sellers' Employee Obligations" shall have the meaning set forth in
Section 12.1(a) hereof.

         "Sellers' Employment Obligations" shall have the meaning set forth in
Section 12.1(a) hereof.

         "Sellers' Pension Plans" shall have the meaning set forth in Section 12.2(a) hereof.

         "Sellers' Prepaid Expenses" shall mean all of Sellers' prepaid rent and prepaid expenses related to the Acquired Assets and the Business, including, without limitation, (a) all rent, Taxes and common area maintenance and similar charges under the Leases; (b) water charges, sewer rents and vault charges, if any; (c) value of fuel stored on the Real Property constituting part of the Acquired Assets (purchased and paid for by Sellers), including any Taxes therefor; and (d) utilities, including, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to post-closing adjustment when the next bills are available, or if current meter readings are available, on the basis of such readings.

         "Software" means all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing.

         "Subleases" shall mean all subleases pursuant to which Sellers have granted a subleasehold interest in real property, other than subleases that become Excluded Assets pursuant to this Agreement.

         "Subsequent Closing" shall have the meaning set forth in Section 2.5(d) hereof.

         "Subsequent Closing Date" shall have the meaning set forth in Section 2.5(d) hereof.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

         "Successful Bid" shall have the meaning set forth in Section 6.4(a) hereof.

         "Supplemental Sales Order(s)" shall have the meaning set forth in
Section 2.5 hereof.

         "Supply Agreement" shall have the meaning set forth in Section 14.14 hereof.

         "Tax" and "Taxes" means all federal, state, provincial, local and foreign taxes, including any income, alternative or minimum, business and occupation, gross receipts, disability, unemployment compensation, social security, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, wage, payroll, employment, excise, stamp, real and personal property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

         "Tax Returns" means all federal, state, local and foreign tax returns, reports, forms, certificates and declarations of estimated tax reports, including attachments and schedules thereto or amendments thereof.

         "Third Party" means any Person and/or group of Persons other than Sellers, Purchaser or any of their respective Affiliates.

         "Third Party Claim" shall have the meaning set forth in Section 13.4 hereof.

         "Third Party Intellectual Property" means any and all Intellectual Property owned by any Person, other than Sellers, including Affiliates of Sellers, without regard as to whether Sellers have any rights therein or the right to assign such rights to Purchaser.

         "Third Party Purchaser" shall have the meaning set forth in Section 2.6 hereof.

         "Third Party Purchaser Notice" shall have the meaning set forth in
Section 2.6 hereof.

         "Trademarks" means trademarks, tradenames, service marks, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the registrations and applications for registrations pertaining to any of the foregoing, any derivations of any of the foregoing, all goodwill associated therewith, and rights to sue for past Infringement thereof.

         "Trade Secrets" means all trade secrets (as defined under applicable law) including without limitation trade secrets of the following nature: financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, and rights to sue for past Infringement thereof.

         "Transaction Taxes" shall have the meaning set forth in Section 12.7 hereof.

         "Transaction Tax Return" means any Tax Return in respect of Transaction Taxes which is required to be filed with any Governmental Entity as a consequence of the assignment, transfer and delivery to Purchaser or, as relevant, Third Party Purchaser of an Acquired Asset pursuant to this Agreement.

         "Transition Services Agreement" means the transition services agreement, the form of which shall be mutually agreed to by the parties on or before July 14, 2003, relating to, among other things, operations support during the Option Period, provided that such Transition Services Agreement shall only become effective as of the Initial Closing in accordance with its terms.

         "Undesignated Assets" shall have the meaning set forth in Section 2.5(b) hereof.

         "Unrelated Assets" shall have the meaning set forth in Section 3.7 hereof.

         "Unrelated Proceeds" shall have the meaning set forth in Section 3.7 hereof.

         "Unrelated Purchase Agreements" shall have the meaning set forth in
Section 3.7 hereof.

         "Unrelated Sales" shall have the meaning set forth in Section 3.7 hereof.

         "WARN Act" shall have the meaning set forth in Section 6.5 hereof.

         1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

                  (a) the singular includes the plural;

                  (b) "includes" and "including" are not limiting;

                  (c) "may not" is prohibitive and not permissive; and

                  (d) "or" is not exclusive.

                                   ARTICLE II
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

         2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, including Section 2.5, at the Applicable Closing, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all of Sellers' and their Affiliates' right, title and interest in and to all of their respective assets and properties, including the assets described below, but not including those assets specifically excluded by Sections 2.2 and 2.5 (all of the assets to be sold, assigned, transferred and delivered to Purchaser are called the "Acquired Assets").

                  (a) Acquired Contracts and Leasehold Improvements. All of Sellers interest in the Acquired Contracts and security interests, if any, related thereto, and in the leasehold improvements owned by Sellers that are situated in or on the PSCs (the "Leasehold Improvements").

                  (b) Inventory. All inventory located in or held for sale at the Operating PSCs on the Initial Closing Date and all Inventory In Transit (collectively, the "Inventory"); excluding, however, the Excluded Inventory.

                  (c) Equipment. All of the machinery, vehicles, furnishings, furniture, equipment, trade fixtures, computers, and other similar items of tangible personal property owned by Sellers, or leased by Sellers that is subject to a lease that is an Acquired Contract (the "Acquired Leased Equipment"), located at the PSCs on the Initial Closing Date, together with all rights of Sellers against the manufacturers and/or suppliers of such equipment other than those excluded pursuant to Section 2.2(a) (collectively, the "Equipment").

                  (d) Files and Records. All files, personnel records, documents, papers, computer files, data, customer and supplier lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, personnel records and books and business records of Sellers in any media relating to the Acquired Assets of the Business (collectively, the "Files and Records").

                  (e) Permits. All assignable permits, licenses, consents, approvals, and authorizations, related to the operation of the PSCs (collectively, the "Permits").

                  (f) Intellectual Property. All Company Owned Intellectual Property, all Company Used Intellectual Property set forth on Schedule 8.11 and all other Company Used Intellectual Property to the extent such other Company Used Intellectual Property is assumable and assignable and subject to obtaining any necessary consents to transfer such assets.

                  (g) Owned Real Property. All of the land, together with all buildings and improvements located thereon, and all easements and other rights and interests appurtenant thereto, owned by Sellers which are not Excluded Assets, including real property constituting a PSC or which is reasonably adjacent or in close proximity to any PSC, including those which are set forth on Schedule 2.1(g) hereto (the "Owned Real Property").

                  (h) Corporate Offices. All assets (including any leasehold interest) of Sellers at their Lewisville, Texas and Oklahoma City corporate offices (the "Corporate Offices"); provided, however, that pursuant to the Transition Services Agreement, Purchaser or Fleming, as the case may be, shall provide systems and operation support to the other party from such Corporate Offices.

                  (i) Warranties. All manufacturer's warranties to the extent related to the Acquired Assets and all claims under such warranties.

                  (j) Goodwill. All goodwill in or arising from the Acquired Assets and the Business.


                  (k) Supplies. All supplies, tools and spare parts related to the Business.

                  (l) Signs. All signs or personal property which contain any Intellectual Property which is an Acquired Asset (including, without limitation, the name (or trade derivative thereof) or logo of "Fleming" or variations thereof), including all uniforms supplied to employees of the Business that contain or display any such Intellectual Property.

                  (m) Prepaid Expenses. Subject to Section 2.2(o), all prepaid expenses related to the Acquired Assets and the Business, but excluding the Deposit and Sellers' Deposits.

                  (n) Identified Customer Notes and Agreements. All customer forgiveness notes and customer promissory notes listed on Schedule 2.1(n).

                  (o) Records of Sale. All records prepared in connection with the sale of the Acquired Assets, including bids but excluding analyses relating to bids for the Acquired Assets.

                  (p) Unrelated Assets. The Unrelated Assets, subject to the provisions of Section 3.7, provided that such Unrelated Assets may not be acquired by Purchaser prior to the end of the Option Period, as it may be extended pursuant to Section 3.7.

                  (q) Equity Interests in Customers. All equity interests, if any, in customers of the Business.

                  (r) Remaining Insurance Proceeds. All insurance proceeds not retained by Sellers pursuant to Section 2.2(g).

         2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the assets of Sellers described below or identified on Schedule 2.2 (which may be amended by mutual agreement of the parties) shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all such assets are referred to collectively as the "Excluded Assets").

                  (a) Avoidance and Other Actions. (i) Any and all rights under this Agreement of Sellers, (ii) any and all rights, claims, counterclaims, demands and causes of action of Sellers, and (iii) avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code (an "Avoidance Action" and, collectively, the "Avoidance Actions"); excluding, in the case of clause (ii), (x) such rights, claims, counterclaims, demands and causes of action which would materially impact the operation or performance of the applicable Acquired Asset; (y) the rights of Sellers against the manufacturers and or suppliers of Equipment referenced in Section 2.1(c) and (z) claims under manufacturer's warranties' referenced in Section 2.1(i).

                  (b) Cash. All cash and cash equivalents, on hand, in ATMs or in banks, certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities of any kind or nature held by Sellers as of the Initial Closing Date, and such cash and cash equivalents received by Sellers after the Initial Closing Date which arise, relate to or are associated with any Excluded Asset.

                  (c) Receivables. All accounts and trade receivables with respect to the Business as of the Initial Closing.

                  (d) Equipment. All Equipment owned by third parties and all Equipment (other than the Acquired Leased Equipment) which is being leased to Sellers at the PSCs (collectively, the "Excluded Equipment").

                  (e) Excluded Inventory. All inventory at the Non-Operating PSCs (the "Excluded Inventory") and any Inventory excluded from the calculation of Inventory Amount or for which no value is assigned in determining such calculation pursuant to Section 3.2 hereof.

                  (f) Amounts Under Customer-Related Acquired Contracts. All (i) regularly scheduled principal due and owing (and any interest thereon) from Third Parties through the Initial Closing Date and (ii) any interest with respect to the amounts referenced in the preceding clause (i) accruing on and after the Initial Closing Date, each in respect of any customer-related Acquired Contracts, including customer forgiveness notes, customer promissory notes, customer store leases and customer equipment leases.

                  (g) Tax Refunds and Insurance Claims. Rights to any (i) Tax refunds or credits for Tax periods (or portions thereof) with respect to any Acquired Asset ending on or prior to the Applicable Closing Date with respect to such Acquired Asset, and (ii) insurance claims or rights to payment arising with respect to Acquired Assets for which title has yet to pass to Purchaser pursuant to Section 2.5 to the extent necessary to remediate or pay for any Liability borne by Sellers relating to or arising from such Acquired Asset.

                  (h) Certain Insurance Policies. Any and all insurance policies insuring directors and officers of any Seller and any other insurance policies relating to any Employee Benefit Plan, relating to workers compensation and relating to any Excluded Asset or Retained Liability, including without limitation, the proceeds of any and all such policies and pay rights of the Sellers under any such policies.

                  (i) Other Real Property. All of the land, together with all buildings and improvements located thereon, and all easements and other rights and interests appurtenant thereto, owned or leased by Sellers and described on
Schedule 2.2(i) hereto.

                  (j) Excluded Liabilities. All rights, claims and obligations related to the Excluded Liabilities.

                  (k) Discontinued PSCs. The distribution centers set forth on
Schedule 1.1(c) and all assets located thereon.

                  (l) Convenience and Retail Businesses. Any and all assets primarily related to the Convenience Business or the Retail Business which are
(i) owned, leased or otherwise used by the Debtors as described on Schedule 2.2(l)(i) or (ii) located at the distribution centers as described on Schedule 2.2(l)(ii); provided, however, to the extent access to and use of such assets is necessary for the operations of the Acquired Assets, Sellers shall provide use of those assets to Purchaser pursuant to the Transition Services Agreement.

                  (m) Excluded Records. All Excluded Records as set forth on
Schedule 2.2(m) hereto.

                  (n) Deposits. All deposits, including, without limitation, lease, security, vendor and utility deposits related to the Acquired Assets and the Business (the "Sellers' Deposits").

                  (o) Certain Sellers' Prepaid Expenses.

                           (i) All Sellers' Prepaid Expenses related to Acquired
Assets that are rejected by Purchaser pursuant to Section 2.5; and

                           (ii) Sellers' prorated portion of Sellers' Prepaid
Expenses related to the Acquired Assets that are assigned and assumed by Purchaser pursuant to Section 2.5 (such pro rata portion determined in accordance with Section 3.4).

                  (p) Designated Excluded Assets. All Acquired Assets subsequently designated as Excluded Assets pursuant to Section 2.5.

                  (q) Vendor Supply Agreements. All Excluded Vendor Supply Agreements.

                  (r) Excluded Intellectual Property. All Company Used Intellectual Property and IP Agreements to the extent not transferable by Sellers (after the exercise of commercially reasonable efforts to so transfer) to Purchaser and any applicable Third Party Purchasers without any material cost or expense to Sellers other than Cure Costs.

                  (s) Other Excluded Assets. All assets listed on Schedule
2.2(s).

         2.3 Assumption of Liabilities. Purchaser shall not assume any Liabilities related to the Business (or otherwise), except Purchaser or, as applicable, the applicable Purchaser

Assignee or Third Party Purchaser, shall assume, pay, perform and discharge when due, the following Liabilities (the "Assumed Liabilities"):

                  (a) Acquired Contracts. All of Sellers' Liabilities under each of the Acquired Contracts arising on and after the date Purchaser assumed such Acquired Contract pursuant to this Agreement, subject to Section 2.5.

                  (b) Operating Liabilities. All Liabilities with respect to claims arising in any way with respect to or as a result of the operation of an Acquired Asset beginning after the Applicable Closing Date applicable to such Acquired Asset, including, without limitation, any and all Taxes or tort claims arising out of or attributable to the operation, the income or the ownership of such Acquired Asset beginning after the Applicable Closing Date applicable to such Acquired Asset; provided, however, notwithstanding the foregoing, Purchaser shall not assume or otherwise be liable for those Liabilities set forth in
Section 2.4(c) below.

                  (c) Employment Matters. All Liabilities relating to each New Employee after the New Hire Date applicable to such New Employee; provided, however, notwithstanding the foregoing, Purchaser shall not assume or otherwise be liable for those Liabilities set forth in Section 2.4(c) below.

                  (d) Removal Liabilities. Any Liability associated with the removal of any Acquired Asset from any Real Property arising after the Applicable Closing Date with respect to the removal of such Acquired Asset.

                  (e) Other Liabilities. Any other Liabilities mutually agreed to by the parties and set forth on Schedule 2.3(e) prior to the Applicable Closing.

         2.4 Excluded Liabilities. Purchaser shall not assume or in any way be responsible for any Liability of, or incurred by or on behalf of, Sellers or their Affiliates other than the Assumed Liabilities (all such other Liabilities being referred to herein collectively as the "Excluded Liabilities"), regardless of whether such other Liability is disclosed herein or on any Schedule hereto, which Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. The Excluded Liabilities include, without limitation, the following:

                  (a) Excluded Assets. All Liabilities of Sellers related primarily to any of the Excluded Assets.

                  (b) Taxes. Subject to Section 12.8, any Taxes of Sellers or their Affiliates for any Tax periods.

                  (c) Employment Matters. All Liabilities of Sellers under (i) all Employee Benefit Plans of Sellers and Affiliates of Sellers, (ii) all of Sellers' collective bargaining agreements or other agreements with any labor union or labor organization or any other agreements with Business Employees,
(iii) all Sellers' Employee Obligations, and (iv) all of Sellers' Employment Obligations.

                  (d) Credits. Any credits due to customers of the Business relating to the operations of the Business prior to the Initial Closing.

         2.5 Option Rights; Exclusion of Certain Acquired Assets.

                  (a) Subject to the terms and conditions in this Agreement, including the other provisions of this Section 2.5, Purchaser shall have the right (the "Option Rights"), in its discretion, from the date hereof until the six (6) month anniversary of the Initial Closing (the "Option Period") to specifically include or exclude those Acquired Assets (except Inventory) to be assigned to it as it shall specify in an Option Notice to Sellers, whereupon such Acquired Assets shall, to the extent excluded, cease to be "Acquired Assets" hereunder and shall become "Excluded Assets" and thereby be excluded from the Acquired Assets; provided that such exclusions shall not result in a Purchase Price adjustment; provided, further, to the extent that Purchaser has delivered an Option Notice prior to the 15th day immediately preceding the expiration of such six (6) month period in accordance with this Section 2.5, the Option Period shall continue for such time as is necessary to seek and obtain any necessary Supplemental Sales Orders with respect to the Acquired Assets identified in any such Option Notices, so long as and to the extent that the Purchaser remains obligated under the Transition Services Agreement for the Liabilities associated with any such identified Acquired Assets.

                  (b) Consequently, notwithstanding anything in this Agreement to the contrary:

                           (i) title to all Acquired Assets that constitute
Inventory and other Acquired Assets which Purchaser acquires at the Initial Closing shall pass to Purchaser at the Initial Closing;

                           (ii) during the Option Period, title to the Acquired
Assets (other than Inventory and other Acquired Assets which Purchaser acquired at the Initial Closing or subsequent to the Initial Closing pursuant to this
Section 2.5) shall not pass to Purchaser, unless, at any time prior to the 15th day immediately preceding the expiration of the Option Period, Purchaser provides an Option Notice to Sellers that Purchaser is exercising its Option Rights to purchase all or a portion of the Acquired Assets;

                           (iii) during the Option Period, title to all or a
portion of the Acquired Assets shall not pass to Purchaser, if at any time prior to the 15th day immediately preceding the expiration of the Option Period, Purchaser provides an Option Notice to Sellers that Purchaser is exercising its Option Rights to exclude all or a portion of the Acquired Assets;

                           (iv) if on or prior to the expiration of the Option
Period, Purchaser indicates its desire to either purchase or exclude a PSC in accordance with paragraphs (i), (ii) or (iii) above, then any Owned Real Property or leased real property upon which a PSC is situated or reasonably adjacent to such PSC shall also be concurrently purchased or excluded, as applicable; and

                           (v) if Purchaser fails to deliver an Option Notice
prior to the 15th day immediately preceding the expiration of the Option Period with respect to any portion of the Acquired Assets, except for Acquired Contracts (the "Undesignated Assets"), those Undesignated Assets shall be assigned to Purchaser and title shall pass in accordance with this

Agreement at the end of the Option Period. In the event that Purchaser fails to deliver an Option Notice prior to the 15th day immediately preceding the expiration of the Option Period with respect to an Acquired Contract (each such Acquired Contract, an "Undesignated Acquired Contract"), title to such Acquired Contract shall not pass to Purchaser but shall instead cease to be an "Acquired Asset" hereunder and shall become an "Excluded Asset" for purposes of this Agreement.

                  (c) For purposes of this Agreement, an "Option Notice" shall be a written notice delivered by Purchaser to Sellers specifying or otherwise providing (i) Purchaser's exercise of its Option Rights to either purchase all or a portion of the Acquired Assets or exclude all or a portion of the Acquired Assets, as the case may be, (ii) a description, in reasonably sufficient detail, of the Acquired Assets to be purchased or excluded, as the case may be, including, without limitation, lists of any Acquired Contracts to be purchased or excluded, as the case may be, and (iii) the expected timing of the consummation of such purchase or exclusion, as the case may be (which in no event shall be earlier than thirty (30) days following the delivery of such Option Notice, or, if given on or prior to the date of the Business Day immediately following the Auction, no earlier than the Initial Closing). All Option Notices once delivered shall be irrevocable. Purchaser shall deliver Option Notices (on one or more occasions) notifying Sellers of Purchaser's determination to purchase or exclude any Acquired Assets, as the case may be, as soon as reasonably practicable after Purchaser has made any such determination; provided, that in no event shall an Option Notice be delivered later than fifteen (15) days prior to the expiration of the Option Period.

                  (d) As soon as practicable after receipt of an Option Notice that Purchaser is exercising its Option Rights to purchase and retain all or a portion of the Acquired Assets or Purchaser fails to deliver an Option Notice with respect to any portion of the Acquired Assets (excluding Acquired Contracts) as set forth in Section 2.5(b)(v), Sellers shall file, duly serve and diligently prosecute a motion in the Bankruptcy Court seeking authorization, as necessary, to assume and assign any (i) specified Acquired Assets, as the case may be, or otherwise transfer any specified Acquired Assets, as the case may be, to Purchaser (any Orders, approving the matters set forth in such motion referred to herein as the "Supplemental Sales Orders"); provided, however, Sellers shall not be required to file more than one (1) such motion per each thirty (30) day period. Upon receipt of any approval, if necessary, of the Bankruptcy Court, the parties shall use commercially reasonable efforts to consummate such purchase (each such consummation, a "Subsequent Closing") by no later than the end of the expiration of the Option Period and, pursuant to
Section 3.5, Sellers shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate the purchase and sale of the specified Acquired Assets and to vest title to such Acquired Assets. The date of consummation of each such purchase shall be referred to as a "Subsequent Closing Date".

                  (e) In accordance with Section 2.3 above, Purchaser shall be responsible for all Liabilities associated with an Acquired Asset arising on and after the date that the such Acquired Asset is assigned, transferred and delivered to Purchaser pursuant to this Agreement. Sellers shall have three (3) Business Days after receipt of an Option Notice announcing Purchaser's election to exclude all or a portion of the Acquired Assets, and shall have three (3) Business Days after the 15th day immediately preceding the expiration of the Option Period with respect to Undesignated Acquired Contracts, to notify Purchaser whether Sellers intend to reject such specified Acquired Assets. In the event Sellers decide to reject any specified Acquired Assets, promptly following the expiration of such three (3) Business Day period, Sellers shall file, duly serve and diligently prosecute a motion in the Bankruptcy Court seeking authorization, as necessary, to reject such specified Acquired Assets, including Acquired Contracts. In addition, upon receipt of any such Option Notice to exclude all or a portion of the Acquired Assets, or promptly after the 15th day immediately preceding the expiration of the Option Period with respect to an Undesignated Acquired Contract, Sellers and Purchaser shall use commercially reasonable efforts to consummate such exclusion by no later than the end of the expiration of the Option Period and Purchaser shall execute and deliver such documents, if necessary, as Seller may reasonably request in order to effectuate the exclusion of any such Acquired Assets.

                  (f) [INTENTIONALLY DELETED].

                  (g) To the extent Purchaser exercises its Option Rights on or prior to the later of the close of business on the date of the Sale Hearing or seven days prior to the Initial Closing, to exclude any portion of the Acquired Assets pursuant to Section 2.5 above, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be liable or responsible for, and shall not be required to reimburse Sellers and their Affiliates for, any Liabilities of Sellers and their Affiliates relating to such Acquired Assets. To the extent Purchaser exercises its Option Rights after the later of the close of business on the date of the Sale Hearing or seven days prior to the Initial Closing to exclude any portion of the Acquired Assets pursuant to this Section 2.5 above, notwithstanding anything in this Agreement to the contrary, Purchaser shall reimburse Sellers for all liabilities incurred under the related Acquired Contracts on or after the Initial Closing, until such time as Sellers, in the exercise of their commercially reasonable efforts, can terminate or otherwise reject such Acquired Contracts, so long as Sellers file, duly serve and are diligently prosecuting a motion in the Bankruptcy Court seeking authorization, as necessary, to reject such specified Acquired Contracts.

         2.6 Designation Rights; Assignment and Transfer of Acquired Assets.

                  (a) Purchaser shall have the right (the "Designation Rights") to assign its rights and obligations hereunder with respect to any Acquired Assets to one or more third parties (each, a "Third Party Purchaser") so long as Purchaser causes each Third Party Purchaser to comply with the provisions in this Section 2.6. Purchaser may, by one or more notices (each, a "Third Party Purchaser Notice") to Sellers, designate one or more Third Party Purchasers and the Acquired Assets to be transferred to each such Third Party Purchaser. Purchaser may deliver a Third Party Purchaser Notice to Seller from the date hereof and up to fifteen (15) days prior to the expiration of the Option Period (the "Assignment Deadline").

                  (b) As soon as practicable after the receipt of each Third Party Purchaser Notice, Sellers shall file, duly serve and diligently prosecute a motion in the Bankruptcy Court seeking authorization, as necessary, to assume and assign any designated Lease or Contract which is an Acquired Contract or otherwise transfer any designated Acquired Assets to the Third Party Purchaser.

                  (c) Between the date hereof and the Initial Closing, Sellers shall (i) afford any such Third Party Purchaser and its authorized representatives reasonable access to all offices and other facilities, all books and records and all employees and personnel of Sellers relating to the Business,
(B) permit such Third Party Purchaser and its authorized representatives to make such inspections and to make copies of such books and records relating to the Business as they may reasonably require and (C) furnish such Third Party Purchaser and its authorized representatives with such financial and operating data and other information and other information concerning the Business as they may from time to time reasonably request. Sellers will direct their employees to render any assistance which such Third Party Purchaser may reasonably request in examining or utilizing records referred to in this Section 2.6(c).

                  (d) Any Third Party Purchaser and its authorized representatives (including its designated engineers or consultants) may, upon reasonable notice during normal business hours, enter into and upon any PSC or any portion of the Owned Real Property (unless such PSC or portion of Owned Real Property is no longer an Acquired Asset pursuant to this Agreement) in order to assess the environmental condition of such properties or the business conducted thereat. Notwithstanding the foregoing, no soil and surface or ground water sampling, monitoring, borings or testing and any other invasive tests or investigations relating to environmental conditions or at such properties shall be conducted (i) without Sellers' consent, which consent shall not be unreasonably withheld; (ii) without permitting Sellers the opportunity to participate therein; and (iii) such Third Party Purchaser agrees to repair any damage to any applicable PSC or portion of the Owned Real Property due to such investigation and to indemnify and hold Sellers harmless of and from any claim for physical damages or physical injuries arising from such Third Party Purchaser's investigation of such PSC or portion of the Owned Real Property, and notwithstanding anything to the contrary in this Agreement, such indemnity shall survive the transfer, assignment and delivery of such PSC or portion of Owned Real Property pursuant to this Agreement for a period of one year after such transfer or, if such sale is not consummated, either the termination of this Agreement or the one year anniversary of the Initial Closing. Sellers shall cooperate with such Third Party Purchaser and its authorized representatives in conducting such assessment, and shall allow such Third Party Purchaser and its authorized representatives reasonable access to their properties and businesses.

                  (e) Notwithstanding anything herein to the contrary, including paragraphs (c) and (d) above, (i) Purchaser shall provide written notification to Seller of the identity of any prospective Third Party Purchaser concurrently with or prior to Purchaser's execution of a confidentiality agreement relating to any of the transactions contemplated by this Agreement with such Third Party Purchaser (with copies of such confidentiality agreements to be provided to Sellers promptly upon execution thereof), and Purchaser shall cause Sellers to be third party beneficiaries to all such confidentiality agreements and (ii) to the extent any such Third Party Purchaser is given physical access to any facilities of the Business, Purchaser shall cause such Third Party Purchaser to be accompanied by one or more employees or representatives of Purchaser.

                  (f) In order to facilitate the acquisition of Acquired Assets by one or more Third Party Purchasers, Sellers shall, if requested by Purchaser, execute one or more necessary transfer documents or amendments to this Agreement (each in a form reasonably acceptable to Sellers) making such Third Party Purchasers parties hereto in respect of a portion of the

Acquired Assets and permitting such Third Party Purchasers to assume all rights, obligations and interests of Purchaser under this Agreement in respect of such Acquired Assets, all subject to any further required order of the Bankruptcy Court. Purchaser and Parent shall, if necessary, execute such documents and/or otherwise cause such documents to be executed by such Third Party Purchaser (which shall in any event be consistent with the terms hereof and on terms no less favorable to Sellers as this Agreement). Notwithstanding the foregoing, to the extent Purchaser enters into agreements with Third Party Purchasers incorporating or otherwise containing any representations and warranties of such Third Party Purchaser, Purchaser agrees that Sellers shall be included as third party beneficiaries to such agreements or, to the extent not so included as third party beneficiaries, shall have direct recourse against Purchaser for breach of the representations and warranties set forth therein by such Third Party Purchaser. Notwithstanding anything herein to the contrary, Sellers shall not be responsible for and Purchaser shall otherwise reimburse Sellers for all filings fees associated with notifications and filings under the HSR Act which may be required in respect of transactions with any Third Party Purchasers.

                  (g) Subject to terms of this Agreement, including Section 2.5, on the Assignment Deadline, all Acquired Assets (excluding Acquired Contracts, which shall not be transferred to Purchaser) not theretofore assigned or transferred to a Third Party Purchaser or Purchaser or designated for transfer to a Third Party Purchaser in a timely delivered Third Party Purchaser Notice shall be transferred to Purchaser.

                  (h) Subject to Section 14.11, nothing in this Section 2.6 shall relieve Purchaser of its obligations hereunder with respect to the payment of the Purchase Price or its obligations with respect to any Acquired Assets or Assumed Liabilities that are not transferred to Third Party Purchasers.

                  (i) Notwithstanding anything herein to the contrary, Purchaser may exercise its Designation Rights to designate Third Party Purchasers pre-Initial Closing that Purchaser intends will purchase designated Acquired Assets directly from Sellers concurrently with the Initial Closing of the Acquired Assets by Purchaser, but only to the extent such transactions with the Third Party Purchasers are able to close and do close concurrently with the Initial Closing of the Acquired Assets by Purchaser. In the event any of such proposed transactions with any of the Third Party Purchasers for the purchase of any portion of the Acquired Assets (the "Non-Concurrent Portion") are unable to close concurrently with the Initial Closing of the Acquired Assets by Purchaser, Purchaser shall not delay the Initial Closing on account of the Non-Concurrent Portion and shall be responsible for the entire Purchase Price.

         2.7 Collection of Receivables and Notes.

                  (a) In the event that after the Initial Closing, Purchaser receives any payment at any PSC or otherwise in respect of any accounts or trade receivables that accrued prior to the Initial Closing Date, Purchaser shall segregate such payment from its own assets and shall, within five (5) Business Days of receipt of funds by Purchaser, remit the same to Sellers. Any such payment shall at all times remain the property of Sellers, and Purchaser acknowledges that it has no rights or interests with respect thereto.

                  (b) Notwithstanding anything herein to the contrary, Sellers shall retain and control all accounts and trade receivables, and any security interests or guarantees related thereto (subject to Section 2.11), that accrued prior to the Initial Closing Date; provided, that nothing herein shall be construed as prohibiting Sellers from seeking any legal recourse available to them against any customers for the collection of such accounts and trade receivables.

                  (c) With respect to promissory notes, forgiveness notes, facility standby agreement notes and facility standby agreement accounts receivable:

                           (i) to the extent such notes relate to the Operating
PSCs, Sellers shall not, in attempting to collect upon any amounts due thereon (whether or not in arrears), reduce the principal amount of any such notes or otherwise extend the maturity date, reduce the interest rate or extend any amortization or interest payment (collectively "compromise such notes") without the prior written consent of Purchaser; and

                           (ii) to the extent such notes relate to the
Non-Operating PSCs, Sellers shall not, in attempting to collect any amounts due thereon (whether or not in arrears), reduce that portion of the principal amount that would otherwise be payable on and after the Initial Closing Date in respect of such notes or otherwise compromise such notes, unless Sellers remit to Purchaser by the close of business on the Initial Closing Date (the "Purchaser Collection Amount") a portion of any amounts collected as a result of such reduction (the "Collection Amount"), with Sellers entitled to retain an amount equal to the Collection Amount multiplied by a fraction, (x) the numerator of which shall be the amount of all regularly scheduled principal due and owing (and any interest thereon) from Third Parties through the Initial Closing Date and (y) the denominator of which shall be (A) the amount of the numerator plus
(B) the principal due after the Initial Closing Date, and Purchaser is entitled to the remainder of the Collection Amount; provided, however, that without the prior consent of Purchaser, Sellers shall not agree to or effect any reduction with respect to any such note if such note is with a customer (or Affiliate of such customer) that also then has obligations under a promissory note, forgiveness note or facility standby agreement note relating to an Operating PSC. At the election of Purchaser, Purchaser may deduct from the Purchase Price it delivers to Sellers at the Initial Closing an amount of funds equal to the sum of all Purchaser Collection Amounts owed to Purchaser pursuant to this
Section 2.7.

                  (d) Notwithstanding anything to the contrary contained in this
Section 2.7, on and after the Initial Closing, Sellers will not reduce or otherwise compromise the principal amount of any promissory notes, forgiveness notes, facility standby agreement notes and facility standby agreement accounts receivable which are not Excluded Assets.

                  (e) To the extent requested by Sellers, Purchaser shall reasonably assist Sellers in the collection of such accounts and trade receivables from customers that are being supplied by Purchaser, provided that any such assistance shall not unreasonably interfere with Purchaser's supply relationship with such customer. To the extent requested by Purchaser, Sellers shall reasonably assist Purchaser in the collection of amounts due and owing from Third Parties following the Initial Closing Date in respect of Acquired Contracts, including customer forgiveness notes and customer promissory notes.

                  (f) In the event that after the Initial Closing, Sellers receive any payment in respect of any accounts or trade receivables that accrued after the Initial Closing Date with respect to any Acquired Assets leased by or otherwise used for the benefit of Purchaser pursuant to the Transition Services Agreement or any Acquired Assets which have been assigned, transferred and delivered pursuant to this Agreement, Sellers shall segregate such payment from their own assets and shall, within five (5) Business Days of receipt of funds by Sellers, remit the same to Purchaser within a reasonable period of time after the receipt thereof without. Any such payment shall at all times remain the property of Purchaser, and Sellers acknowledge that they have no rights or interests with respect thereto.

         2.8 Deemed Consents and Cures. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), subject to Section 2.10, Sellers shall be deemed to have obtained all required consents, as applicable, in respect of the assignment of any Acquired Contract and to have cured all defaults thereunder if, and to the extent that, pursuant to the Sale Order or another Order of the Bankruptcy Court, Sellers are authorized to assume and assign any such Acquired Contracts to Purchaser pursuant to section 365 of the Bankruptcy Code; provided, however, nothing in this Section 2.8 shall relieve Sellers of their obligations to pay Cure Costs in accordance with Section 2.9 below.

         2.9 Cure Costs.

                  (a) To the extent that any Acquired Contract is subject to a cure (pursuant to section 365 of the Bankruptcy Code and described in the Sale Order or any Order of the Bankruptcy Court relating to such cure Liability), Sellers shall be responsible for any such cure (in the aggregate the "Cure Costs"); provided, however, Sellers shall not be responsible for any material Cure Costs associated with Acquired Contracts that are not essential to the Business and are readily replicated with other Third Parties. In addition, from the date hereof until July 16, 2003, with the consent of Purchaser, Sellers may designate Acquired Contracts which are not necessary for the on-going operations of the Business, for which Sellers shall not be responsible for any Cure Costs.

                  (b) On the Initial Closing Date, Purchaser, on behalf of the Sellers, shall deposit into escrow (the "Cure Escrow") the Cure Escrow Amount. Subject to paragraph (a) above, with respect to each Acquired Contract, Sellers shall pay, as soon as practicable following the Initial Closing Date or applicable Subsequent Closing Date, as the case may be, all Cure Costs that are required to be paid with respect to such Acquired Contract pursuant to section 365 of the Bankruptcy Code and described in the Sale Order or any Order of the Bankruptcy Court relating to such cure Liability; provided, however, that Cure Costs that are the subject of a bona fide dispute shall be paid within five Business Days of the effectiveness of a settlement or Final Order of the Bankruptcy Court resolving such disputes, as the case may be. Such Cure Costs shall be payable from the Cure Escrow upon written instructions from Sellers to the applicable escrow agent, with Purchaser to join and acknowledge such written instructions. The Purchaser shall not be permitted to direct the Cure Escrow Agent to make any cure payment and shall not be permitted to deduct from the Purchase Price payable at the Initial Closing any Cure Costs.

         2.10 Required Consents. Sellers shall use commercially reasonable efforts to obtain all consents required from any Third Party or Governmental entity in connection with this

Agreement or the transactions contemplated hereby. Purchaser shall cooperate with Sellers' effort to obtain any such required consents.

         2.11 Security Interest and Guarantee Allocation. Notwithstanding anything in this Agreement to the contrary, to the extent any security interest or guarantee relates to both promissory notes which are Acquired Assets and accounts and trade receivables which are Excluded Assets, the parties agree that as between Sellers and Purchaser, the party (the "Collecting Party") with the related assets which have a greater outstanding balance shall be entitled to control and exercise collection remedies against such security interest and/or guarantee; provided, however, the Collecting Party shall, with respect to any amounts collected from such security interest and/or guarantee, retain its pro rata portion of such collection, with such pro rata amount determined by multiplying the collection amount by a fraction, the numerator of which shall be the outstanding balance of such party's promissory notes or accounts and trade receivables, as the case may be, and the denominator shall be the sum of the outstanding balances of such promissory notes and accounts and trade receivables, and the Collecting Party shall remit to the other party the remainder of the collection amount. Notwithstanding anything herein to the contrary, for purposes of determining such security interest and/or guarantee allocation, the parties shall not include any forgiveness notes or facility standby agreements and amounts due thereon. To the extent the Collecting Party is not the "secured party" (as defined in the Uniform Commercial Code) in respect of any security interest and/or guarantee, the other party shall provide such authorizations reasonably necessary in order to permit the Collecting Party to exercise remedies in accordance with this Section 2.11.

                                  ARTICLE III
                           PURCHASE PRICE AND PAYMENT

         3.1 Consideration.

                  (a) The total cash consideration to be paid by Purchaser to Sellers for the Acquired Assets (the "Purchase Price") shall be equal to (i) seventy-five million dollars ($75,000,000), plus (ii) an amount equal to the Inventory Amount, plus (iii) an amount equal to the Royalty Amount.

                  (b) As further consideration for the Acquired Assets, Purchaser shall assume the Assumed Liabilities.

                  (c) The Purchase Price shall be payable by wire transfer as follows:

                           (i) (x) An initial earnest money deposit in the
amount of five million dollars ($5,000,000) in cash (the "Initial Deposit") to be paid by Purchaser promptly following the date hereof, but no later than one
(1) Business Day following the execution of the Deposit Escrow Agreement by all parties thereto, (y) an additional deposit in the amount of five million dollars ($5,000,000) in cash (the "Second Deposit") to be paid by Purchaser on July 16, 2003 and (z) a final deposit (the "Final Deposit", and together with the Initial and Second Deposits and any interest and earnings thereon, the "Deposit"), in the amount of eight million dollars ($8,000,000) in cash to be paid by Purchaser on the Business Day immediately preceding the time any Third

Party bidder is required to deliver deposits pursuant to the Bidding Procedures Order. The Deposit shall be deposited into escrow pursuant to the Deposit Escrow Agreement.

                           (ii) Seventy-five million dollars ($75,000,000) (the
"Fixed Component of Purchase Price") minus the Deposit of which the Cure Escrow Amount shall be paid directly to the Cure Escrow Agent, and the remainder of which shall be paid by Purchaser at the Initial Closing and subject to the adjustment provisions set forth in Sections 2.7(c), 3.4 and 3.7, in immediately available funds to an account designated in writing by Sellers at least two Business Days prior to the Initial Closing.

                           (iii) The Inventory Amount to be paid by Purchaser at
the Initial Closing in immediately available funds to an account designated by Sellers; provided, however, to the extent the Inventory Amount payable at the Initial Closing is in excess of $250,000,000, the amount of such excess shall be payable within 30 days following the Initial Closing Date.

                           (iv) The Initial Estimate Payment of the Royalty
Amount to be paid by Purchaser at the Initial Closing in immediately available funds to an account designated by Sellers.

                           (v) The Second Estimate Payment of the Royalty Amount
and the remainder of the Royalty Amount to be paid by Purchaser in accordance with and subject to Section 3.3.

         3.2 Computation of the Inventory Amount.

                  (a) Sale of Inventory.

                           (i) The legal title to the Inventory, except for any
Excluded Inventory, shall be transferred to Purchaser at the Initial Closing pursuant to the Bill of Sale in a form mutually agreed to by the Parties.

                           (ii) Notwithstanding anything herein to the contrary,
on or prior to the date which is three Business Days prior to the Initial Closing Date, Sellers may, in their discretion, exclude (by written notice to Purchaser) any Inventory as an Acquired Asset, whereupon such Inventory shall cease to be "Acquired Assets" hereunder and shall become "Excluded Inventory" and "Excluded Assets." In such event, such Inventory shall not be counted in determining the Inventory Amount and such Inventory shall be removed from the Operating PSCs by Sellers within thirty (30) days following the Initial Closing Date.

                  (b) Inventory Amount. The "Inventory Amount" shall be the net landed cost of the Inventory sold to Purchaser determined in accordance with Emerging Issues Task Force statement no. 02-16, which will therefore be net of any and all promotional, prompt pay and other allowances and discounts; provided, that all such Inventory shall be in saleable condition; provided, further, that with respect to Inventory that Sellers have held over ninety (90) days prior to the Initial Closing Date or Inventory that is not in saleable condition, the Inventory Amount shall be reduced by mutual agreement in accordance with the procedures set forth on Schedule 3.2. For purposes of this Agreement, Inventory shall be in "saleable condition" if it can be sold without discount, is not out of code, is not damaged and can be delivered to a customer with a customary and adequate shelf life.

                  (c) Inventory Count. A physical count of the Inventory (other than the Excluded Inventory) shall be made mutually by Purchaser and Sellers. The parties shall make a physical accounting of the Inventory (the "Inventory Count") at each Operating PSC on the date which is ten Business Days prior to the Initial Closing Date or such other time period mutually agreeable to Purchaser and Sellers (the "Inventory Date"), in accordance with mutually agreed upon instructions consistent with the inventory procedures set forth on Schedule
3.2. The parties may have representatives present and available during the Inventory Count, with such representatives to assist in the Inventory Count, including documentation thereof. These representatives will attempt, in good faith, to resolve any disputes respecting quantity or pricing which may arise during the Inventory Count. To the extent that the parties or such representatives are unable to resolve any such disputes, within three (3) Business Days following any such dispute, the parties shall mutually select an independent accounting firm to make final, binding determinations with respect to any such disputes within five (5) Business Days following such selection. The cost of such mutually selected independent accounting firm shall be borne equally by the parties. With respect to any Operating PSC for which the Inventory Date precedes the close of business on the day before the Initial Closing Date, the portion of the Inventory Amount related to such Operating PSC shall be determined on the basis of the value of the Inventory (determined in accordance with Schedule 3.2 to be mutually agreed upon by the parties hereto prior to July 14, 2003), adjusted for sales and purchases of inventory between the Inventory Date and the Initial Closing Date based on purchase and sales records of the Sellers, as mutually agreed between Purchaser and Sellers.

                  (d) Inventory Amount Documentation. The representatives shall provide to the applicable party a report that lists the inventory information of the type set forth on Schedule 3.2(d) (which schedule will be mutually agreed upon by the parties hereto prior to July 14, 2003) for each Operating PSC at the conclusion of the Inventory Count for a particular Operating PSC, which documentation shall be used by the parties to calculate the Inventory Amount. The Inventory Amount shall be payable in accordance with Section 3.1(c).

                  (e) Other Inventory Matters.

                           (i) Inventory at Excluded Operating PSC. In the event
that, prior to the Sale Hearing, Purchaser elects to exclude an Operating PSC as an Acquired Asset pursuant to Section 2.5, Sellers shall cooperate with Purchaser to minimize the amount of Inventory located at, or ordered with respect to, such Operating PSC, on the Initial Closing Date.

                           (ii) Purchase Orders. In the event Purchaser is
determined to have the Successful Bid at the Auction, or in the event there is no Auction, at any time immediately following the date of the Bid Deadline, Sellers shall, at the written request of Purchaser, provide copies of any "in process" purchaser orders for Inventory and/or cancel purchase orders for Inventory ordered with respect to such Operating PSC, so long as such purchase orders are cancelable without cost to Seller.

                           (iii) Inventory In Transit. With respect to Inventory
for a particular Operating PSC which is not received at such Operating PSC on or prior to the Initial Closing Date ("Inventory In Transit"), Purchaser agrees to accept such Inventory In Transit. Purchaser shall reimburse Seller for any prepaid amounts in respect of such Inventory In Transit that is received at any Operating PSC. With respect to any remaining amounts owed to any vendor relating to any Inventory In Transit, Purchaser shall negotiate with such vendor for the direct payment by Purchaser to such vendor of such remaining amounts. To the extent that Sellers retain any Liability in respect of the Inventory In Transit, Purchaser shall reimburse Sellers for the net landed cost of such .Inventory In Transit. The payment obligations of Purchaser described in this paragraph shall be on an order-by-order basis on or prior to the due date for payment specified in the vendor's invoice.

         3.3 Computation of the Royalty Amount.

                  (a) Royalty Amount. Sellers shall be entitled to a "Royalty Amount" for the customers and customer agreements transferred to Purchaser pursuant to this Agreement in an amount equal to one percent (1%) of the Sales to such customers for the Royalty Period.

                  (b) Pre-Payment of Royalty Amount.

                           (i) At the Initial Closing, subject only to an upward
adjustment pursuant to clause (ii) below, Purchaser shall pay fifty percent (50%) of the initial estimate of the Royalty Amount due for the first year of the Royalty Period (the "Initial Estimate Payment"). For purposes of the Initial Closing, Purchaser and Sellers shall make a good-faith estimate of the Initial Estimate Payment based upon the annualized run rate of Sales over the 30-day period immediately preceding and ending on the date which is three (3) Business Days prior to the Initial Closing Date.

                           (ii) Seventy-five days following the Initial Closing
Date, Purchaser shall make an additional payment, if any, by which (x) seventy-five percent (75%) of a second estimate of the Royalty Amount due for the first year of the Royalty Period exceeds (y) the Initial Estimate (the "Second Estimate Payment", and together with the Initial Estimate Payment, the "Royalty Pre-Payment"). For purposes of the Second Estimate Payment, Purchaser and Sellers shall make a good-faith estimate of the Second Estimate Payment based upon the annualized run rate of Sales over the 60-day period immediately following the Initial Closing Date).

                           (iii) The remainder of the Royalty Amount due for the
first year of the Royalty Period shall be paid promptly following final determination of the actual Sales for the first year of the Royalty Period pursuant to Section 3.3(d) and in no event later than three (3) Business Days following such determination.

                  (c) Remainder of the Royalty Amount. In each of the four (4) subsequent years of the Royalty Period, the Royalty Amount shall be paid promptly following final determination of the actual Sales for each quarter in such year and in no event later than three (3) Business Days following such determination. For purposes of this Section 3.3, "year" shall mean each of the subsequent 12-month periods following the Initial Closing and shall not refer to calendar or fiscal years.

                  (d) Final Determination of Royalty Amount. Within thirty (30) days after the end of the first year of the Royalty Period or each quarter following the end of the first year of the Royalty Period, as the case may be, Purchaser shall calculate actual Sales for the customer relationships and customer agreements transferred to Purchaser pursuant to this Agreement and deliver a statement of such Sales to Sellers along with related work papers (the "Sales Statement"). Purchaser shall make available to Sellers, at Purchaser's applicable office or offices, the books and records of Purchaser and personnel of Purchaser which Sellers and their accountants reasonably require and take such other action reasonably necessary in order to allow Sellers to review and confirm the accuracy of each Sales Statement. Purchaser shall not charge Sellers for granting access to such books, records and personnel and shall not charge Sellers for the provision of copies of any such information. Each Sales Statement, as prepared by Purchaser, shall be conclusive and binding upon the parties unless Sellers shall deliver written notice of a dispute (a "Dispute Notice") to Purchaser within ten (10) days following receipt by Sellers of the applicable Sales Statement. Purchaser and Sellers shall, within five (5) days following receipt by Purchaser of such Dispute Notice, attempt to resolve such dispute and agree upon the actual Sales for the applicable period. In the event the parties are unable to resolve any such dispute within such five (5) day period, the parties shall, within the subsequent five (5) day period, mutually select a nationally recognized accounting firm to make a final determination of the actual Sales for the applicable period, which determination shall be binding upon the parties. Such mutually selected accounting firm shall make a final determination with respect to any such dispute within thirty (30) days following such subsequent five (5) day period. The costs of such firm shall be borne equally between the parties.

                  (e) Royalty Payment for Transferred Customer Agreements.

                           (i) To the extent that any customer relationships or
customer agreements are sold or transferred to Third Parties pursuant to Section
2.6 or otherwise, Purchaser shall pay to Sellers a Royalty Amount for each such customer, with such Royalty Amount to be determined, at Purchaser's discretion, pursuant to one of the methods specified in clauses (x) and (y) below (with such determination to be made by Purchaser pursuant to a written notice to Sellers at least fifteen (15) days prior to the consummation of such sale or transfer; provided, however, to the extent any customer relationships or customer agreements are to be sold or transferred to any Third Party Purchaser at the Initial Closing by the exercise of Purchaser's Designation Rights prior to the Initial Closing, such written notice shall be provided by Purchaser no later than the first Business Day following the Auction):

                                    (x) Pre-Payment. On the date following
forty-five (45) days after the consummation of such sale or transfer, Purchaser shall pay to Sellers a Royalty Amount for each such customer equal to the net present value (using a discount rate of 10%) of one percent (1%) of the estimate of the Sales to such customer over the remaining Royalty Period (such estimate to be based upon Average Actual Sales annualized for the remaining Royalty Period). For purposes of this section, "Average Actual Sales" shall mean the average actual Sales for the sixty (60) day period ending thirty (30) days after the consummation of the sale or transfer of the applicable customer relationships or agreements for Active Customers; provided, that "Active Customers" shall mean those customers that continue to order products on a regular basis (other than Sales during a wind-down period for such customer) during the two weeks preceding the thirtieth (30th) day after the consummation of the applicable sales or transfers; provided, further, that Sales attributable to the thirty (30) day period beginning after the sale or transfer of the applicable customer relationships or agreements shall be multiplied by a fraction, the numerator of which shall be the average actual Sales by Sellers to the applicable customer for the thirty (30) day period immediately preceding the date of the consummation of such sale or transfer of the applicable customer account and the denominator shall be the average actual Sales by both the Third Party transferee and Sellers of products carried by Sellers with respect to the Business to the applicable customer for the thirty (30) day period immediately preceding the date of the consummation of such sale or transfer of the applicable customer account. Notwithstanding anything herein to the contrary, calculations of any applicable Royalty Amounts may be made pursuant to this
Section 3.3(e)(i)(x) only to the extent that the applicable sale or transfer of customer accounts occur during the 180 day period immediately following the Initial Closing. Royalty Amounts for Sales following such 180 day period shall be calculated pursuant to paragraph 3.3(e)(i)(y) below.

                                    (y) Actual Sales. The applicable Third Party
transferee shall pay to Sellers a Royalty Amount for each such customer equal to one percent (1%) of the Sales to such customer for the Royalty Period following the Initial Closing determined in accordance with the preceding provisions of this Section 3.3, other than paragraph (e)(i)(x); provided, however, to the extent the Third Party transferee of such customer accounts is, prior to such sale or transfer, also selling to such customer, for purposes of calculating any Royalty Amount applicable to such customer, Sales to such customer shall be the product of (1) actual Sales by Sellers to such customer for the applicable period and (2) a fraction, the numerator of which shall be the average actual Sales by Sellers to the applicable customer for the sixty (60) day period immediately preceding the date of the consummation of such sale or transfer of the applicable customer account and the denominator shall be the average actual Sales by both the Third Party transferee and Sellers to the applicable customer for the sixty (60) day period immediately preceding the date of the consummation of such sale or transfer of the applicable customer account.

                           (ii) Prior to the sale or transfer to any such Third
Party, such Third Party Purchaser shall provide Seller with reasonable adequate assurance of future performance with regards to servicing and maintaining customer accounts based on any such Third Party's financial wherewithal and operating capabilities.

                           (iii) To the extent any such sale or transfer of
customer accounts occurs prior to the time that the Royalty Pre-Payment has been earned in full, any such Royalty Amount payable pursuant to this Section 3.3(e) shall be decreased by the portion of the Royalty Pre-Payment attributable to such Customers to the extent such Royalty Pre-Payment has not been earned in full.

         3.4 Prorations Relating to Certain Prepaid Expenses; Other Prepaid Expenses and Deposits.

                  (a) Preliminary Proration for the Initial Closing. Sellers' Prepaid Expenses relating to Acquired Assets to be assigned, transferred and delivered to Purchaser at the Initial Closing applicable to periods both prior to and after the Initial Closing shall be apportioned between Sellers and Purchaser as of 12:00:01 a.m. on the Initial Closing Date. Purchaser and Sellers shall, at least five Business Days prior to the Initial Closing Date, estimate all such prorations and such Sellers' Prepaid Expenses. The estimated amount of such proration shall be added to the Purchase Price if Sellers are entitled to a credit therefor.

                  (b) Final Proration for the Initial Closing. Within thirty
(30) days after the Initial Closing Date, Sellers shall calculate all prorations and the Sellers' Prepaid Expenses relating to Acquired Assets to be assigned, transferred and delivered to Purchaser at the Initial Closing and deliver a statement of such calculations along with related work papers to Purchaser. Sellers shall make available to Purchaser, without cost or expense to Purchaser, the books and records of Sellers (and their accountants) and personnel of Sellers which Purchaser and its accountants reasonably require and take such other action reasonably necessary in order to allow Purchaser to review and confirm the accuracy of such statement. Such statement, as prepared by Sellers, shall be conclusive and binding upon the parties unless Purchaser shall deliver a written notice of a dispute to Sellers within fifteen days following receipt by Purchaser of such statement. Purchaser and Sellers shall, within five days following receipt by Sellers of such dispute notice, attempt to resolve such dispute and agree upon the prorations and the Sellers' Prepaid Expenses. Upon final determination of such proration, the applicable party shall remit to the other party the amount of the difference between such final determination and estimate of the proration amount. The applicable party shall remit any such amount no later than thirty (30) days following such final determination; provided, however, the applicable party shall remit the applicable portion of any such amounts which are not subject to dispute within five (5) Business Days following Purchaser's delivery of any dispute notice. In the event that such proration cannot be agreed to by Purchaser and Sellers within such five day period, a final determination of such proration shall be referred to a nationally recognized accounting firm designated jointly by Purchaser and Sellers, whose determination shall be binding upon the parties.

                  (c) Subsequent Proration. Sellers Prepaid Expenses relating to Acquired Assets to be assigned, transferred and delivered to Purchaser at each Subsequent Closing applicable to periods both prior to and after such Subsequent Closing shall be apportioned between Seller and Purchaser as of 12:00:01 a.m. on such Subsequent Closing Date.

                           (i) Preliminary Proration for Each Subsequent
Closing. Sellers' Prepaid Expenses relating to Acquired Assets to be assigned, transferred and delivered to Purchaser at each Subsequent Closing applicable to periods both prior to and after such Subsequent Closing shall be prorated as of 12:00:01 a.m. on such Subsequent Closing Date. Purchaser and Sellers shall, at least five Business Days prior to such Subsequent Closing Date, estimate all such prorations and such Sellers' Prepaid Expenses. As appropriate, on the Subsequent Closing Date, the appropriate party shall remit to the other party all funds, if any, owed in conjunction with the determination of such preliminary proration provided, however, that Purchaser shall have the right to set off any amount owed to it by Sellers hereunder against any amounts owed to Sellers pursuant to Section 3.3.

                           (ii) Final Proration for Each Subsequent Closing.
Within thirty (30) days after such Subsequent Closing Date, Sellers shall calculate and remit all prorations and the Sellers' Prepaid Expenses relating to Acquired Assets to be assigned, transferred and delivered to Purchaser at such Subsequent Closing and deliver a statement of such calculations along with related work papers to Purchaser. Sellers shall make available to Purchaser, without cost or expense to Purchaser, the books and records of Sellers (and their accountants) and personnel of Sellers which Purchaser and its accountants reasonably require and take such other action reasonably necessary in order to allow Purchaser to review and confirm the accuracy of such statement. Such statement, as prepared by Sellers, shall be conclusive and binding upon the parties unless Purchaser shall deliver a written notice of a dispute to Sellers within fifteen days following receipt by Purchaser of such statement. Purchaser and Sellers shall, within five days following receipt by Sellers of such dispute notice, attempt to resolve such dispute and agree upon the prorations and the Sellers' Prepaid Expenses. Upon final determination of such proration, the applicable party shall remit to the other party the amount of the difference between such final determination and estimate of the proration amount. The applicable party shall remit any such amount no later than thirty (30) days following such final determination; provided, however, the applicable party shall remit the portion of any such amounts which are not subject to dispute within five (5) Business days following Purchaser's delivery of any dispute notice. In the event that such proration cannot be agreed to by Purchaser and Sellers within such five day period, a final determination of such proration shall be referred to a nationally recognized accounting firm designated jointly by Purchaser and Sellers, whose determination shall be binding upon the parties.

         3.5 Allocation of Cash Payments. Prior to the expiration of the Option Period, the Purchaser shall prepare and deliver to the Seller an allocation of the appropriate portions of the Purchase Price, Assumed Liabilities and other relevant items among the Acquired Assets, including goodwill and other assets, in accordance with Code Section 1060 and the Treasury regulations promulgated thereunder and any comparable provisions of state or local law, as appropriate (the "Allocation"), which Allocation shall be binding upon the parties and which will be attached to this Agreement as Schedule 3.5. Purchaser and Sellers and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Allocation. Each party shall furnish the other party with such cooperation and existing information as is reasonably requested by the other party in connection with the preparation of the Allocation described in this Section 3.5. Purchaser and Sellers covenant and agree that neither Purchaser nor Sellers will take any position before any Governmental Entity, in any judicial proceeding, or in any Tax Return that is in any way inconsistent with such Allocation unless otherwise required by Law. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep them apprised of material developments concerning resolution of such dispute.

         3.6 Further Assurances. From time to time after the Closing and without further consideration, (i) Sellers, upon the reasonable request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder; provided that Sellers shall not be required to execute or deliver any document or instrument pursuant to this
Section 3.6 that includes any provision(s) that imposes obligations upon Sellers that are different or greater than those imposed upon Sellers under the other provisions of this Agreement or the documents executed pursuant hereto, and (ii) Purchaser, upon the request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm Purchaser's liability for the obligations assumed hereunder or otherwise more fully consummate the transactions contemplated by this Agreement, provided that Purchaser shall not be required to execute or deliver any document or instrument pursuant to this Section 3.6 that includes any provision(s) that imposes obligations upon Purchaser that are different or greater than those imposed upon Purchaser under the other provisions of this Agreement or the documents executed pursuant hereto.

         3.7 Allocation of Certain Sales Proceeds.

                  (a) The parties hereto acknowledge that Sellers have entered into and are parties to purchase agreements (the "Unrelated Purchase Agreements") for sales (the "Unrelated Sales") by Sellers of distribution centers located in Oklahoma City, Oklahoma, Salem, Virginia, and York, Pennsylvania and assets related to such distribution centers (collectively the "Unrelated Assets").

                  (b) Sellers shall use commercially reasonable efforts to consummate the transactions contemplated by the Unrelated Purchase Agreements. If the Unrelated Sales are not sold pursuant to the Unrelated Purchase Agreements or such Unrelated Purchase Agreements are otherwise terminated, Sellers shall use their commercially reasonable efforts to promptly sell such Unrelated Assets to other Third Parties.

                  (c) If Seller is unable to sell any Unrelated Assets prior to the expiration of the Option Period, upon Sellers' written notice to Purchaser prior to the expiration of the Option Period, Sellers shall have up to an additional six (6) months (the "Seller Extension Period") following the end of the Option Period to sell such Unrelated Assets.

                  (d) Purchaser shall provide written notice to Seller prior to the end of the Option Period (or prior to the end of the Seller Extension Period, if applicable) in accordance with Section 2.6 indicating whether Purchaser intends to accept and/or reject any Unrelated Asset if such Unrelated Asset is not sold by Sellers. If no such written notice is provided in accordance with Section 2.6, then any Unrelated Asset which is not sold by Seller during the Option Period (or during the Seller Extension Period, if applicable) shall be an Acquired Asset which shall be transferred to Purchaser and title shall pass in accordance with this Agreement at the end of the Option Period (or at the end of the Seller Extension Period) in accordance with Section 2.5(b)(v).

                  (e) Purchaser and Sellers agree to treat the payment of the portion of the Unrelated Proceeds to be received by Purchaser as a reduction of the Purchase Price for all Tax purposes. Notwithstanding anything herein to the contrary, Sellers shall determine, in their sole discretion, the purchasers for and the terms of sale for such Unrelated Assets.

                  (f) Each of Sellers and Purchaser shall be entitled to one-half of the pre-tax proceeds, net of transaction costs, from the Unrelated Sales or from any other sale, transfer, lease, assignment or other transaction involving the Unrelated Assets, whether effected by Sellers or Purchaser (the "Unrelated Proceeds"). To the extent that any such Unrelated Sales are consummated on or prior to the Initial Closing, one-half of the Unrelated Proceeds associated therewith shall reduce the Purchase Price due at the Initial Closing, and Sellers shall be entitled to retain the remainder of the Unrelated Proceeds. To the extent that any such Unrelated Sales occur after the Initial Closing Date, Sellers shall remit one-half of the Unrelated Proceeds associated therewith to Purchaser immediately upon consummation of the applicable Unrelated Sales and shall retain the remainder of the Unrelated Proceeds. To the extent any sale, transfer, lease, assignment or other transaction involving the Unrelated Assets is effected by Purchaser, (i) Purchaser shall remit one-half of the Unrelated Proceeds to Sellers immediately upon consummation of such transaction and shall retain the remainder of the Unrelated Proceeds and (ii) Purchaser shall determine, in its sole discretion, the purchasers for and the terms of sale for such Unrelated Assets.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as specifically set forth in the Disclosure Schedule prepared and signed by Sellers and delivered to Purchaser simultaneously with the execution hereof, Sellers represent and warrant to Purchaser that all of the statements contained in this Article IV are true and complete as of the date of this Agreement and the Initial Closing Date (or, if made as of a specified date, as of such date). Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such Section.

         4.1 Organization, Standing and Power. Except as a result of the commencement of the Chapter 11 Case, each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Sellers have heretofore made available to Purchaser complete and correct copies of the certificates of incorporation and by-laws or similar organizational documents of each Seller. Sellers have the requisite power and authority to own, lease and operate their properties, including the Acquired Assets, and to conduct the Business conducted by the PSCs as currently conducted.

         4.2 Authority; Binding Agreement.

                  (a) Subject to the entry of the Sale Order, Sellers have all corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Documents to which they are or will be a party (the "Sellers' Ancillary Documents") and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers have been duly authorized by all necessary corporate action, and the execution and performance of the

Sellers' Ancillary Documents by Sellers will be authorized by all necessary corporate action prior to the Initial Closing. This Agreement has been duly executed by Sellers. Subject to entry of the Bidding Procedures Order or Sale Order, as applicable, this Agreement constitutes, and upon execution of each of the Sellers Ancillary Documents such agreements will constitute, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms except the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. The Board of Directors of Fleming has resolved to recommend that the Bankruptcy Court approve this Agreement, Sellers' Ancillary Documents and the transactions contemplated hereby and thereby.

                  (b) Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any Ancillary Document is binding upon Sellers unless and until this Agreement is approved by the Bankruptcy Court.

         4.3 [INTENTIONALLY DELETED.]

         4.4 No Breach or Conflict. Except as set forth on Schedule 4.4 (the "Material Consents"), except as a result of the filing of or in connection with the pendency of the Chapter 11 Case, except to the extent rendered inapplicable by order of the Bankruptcy Court, or except for the filings, Permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and subject to obtaining the approval of the Bankruptcy Court pursuant to the entry of the Sale Order, none of the execution, delivery or performance of this Agreement or the Sellers' Ancillary Documents by Sellers, the consummation by Sellers of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of any Seller or any Subsidiary of any Seller, (ii) require any filing with, or Permit, authorization, consent or approval of, any Governmental Entity or other Person, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Business, any of the Acquired Assets, any Seller, any Subsidiary of any Seller or any of their properties or assets.

         4.5 Title to Assets; Liens.

                  (a) Personal Property. Seller owns, leases or licenses the Acquired Assets that are personal property and, by the execution and delivery on the Applicable Closing Date of the instruments of transfer provided for herein and such other documents as may reasonably be requested by Purchaser or its counsel, Purchaser will be vested with good, valid and marketable title to, a valid leasehold interest in, or a valid and enforceable license to use each of the Acquired Assets that is personal property, free and clear of all Liens, other than Permitted Encumbrances, when such Acquired Asset is assigned, transferred and delivered to Purchaser pursuant to this Agreement.

                  (b) Leased Real Property. Schedule 4.5(b)(i) contains a list of all Leases used in connection with the operation of the Business or otherwise included in the Acquired Assets; Schedule 4.5(b)(ii) contains a list of all Subleases used in connection with the operation of the Business or otherwise included in the Acquired Assets; and Schedule 4.5(b)(iii) contains a list of all Owned Real Property Leases used in connection with the operation of the Business or otherwise included in the Acquired Assets. Subject to the entry of the Sale Order or a Supplemental Sale Order, as applicable, each of the Leases relating to the Operating PSCs is a valid and subsisting leasehold interest of the applicable Seller free of subtenancies and other occupancy rights and Liens (other than Permitted Encumbrances) and is a binding obligation of the applicable Seller, enforceable against the applicable Seller in accordance with its terms, and is in full force and effect. Subject to the entry of the Sale Order or a Supplemental Sale Order, as applicable, each of the Leases (other than the Leases relating to Operating PSCs and referenced in the foregoing sentence) is a valid and subsisting leasehold interest of the applicable Seller free of subtenancies and other occupancy rights and Liens (other than Permitted Encumbrances (provided, however, that for purposes of this sentence, items (h) and (i) of the definition of Permitted Encumbrances shall only include the Subleases and Owned Real Property Leases listed in Schedules 4.5(b)(ii) and 4.5(b)(iii) respectively)), and each of the Leases (other than Leases relating to Operating PSCs), Subleases and Owned Real Property Leases is a binding obligation of the applicable Seller, enforceable against the applicable Seller in accordance with its terms, and is in full force and effect, except, in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Owned Real Property. As of the Applicable Closing Date, subject to the entry of the Sale Order and the provisions of Section 3.7, Seller shall have good, valid and marketable fee simple title to each parcel of the Owned Real Property and the distribution centers located in Oklahoma City, Oklahoma, Salem, Virginia and York, Pennsylvania, free and clear of any Liens, except Permitted Encumbrances.

         4.6 Real Property.

                  (a) No Seller or any Affiliate thereof has granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than the Subleases and Owned Real Property Leases. Sellers' interests with respect to the Leases have not been assigned or pledged and are not subject to any Liens other than Permitted Encumbrances. No Seller or any Affiliate thereof has surrendered or agreed to surrender all or any portion of any Leased Real Property on which there is an Operating PSC.

                  (b) No Seller or any Affiliate thereof has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any material part of the Real Property or of any sale or other disposition of any material part of the Real Property in lieu of condemnation.

                  (c) No Seller or any Affiliate thereof has received any written notices from any Governmental Entity stating or alleging that any improvements located on the Owned Real Property have not been constructed in compliance with applicable Laws or are being operated in violation of applicable Laws, except to the extent that such non-compliance or violation would not have, individually or in the aggregate, a Material Adverse Effect.

                  (d) No Seller or any Affiliate thereof has received any written notices from any Governmental Entity requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Owned Real Property, except to the extent such repair, alteration, restoration or improvement would not have, individually or in the aggregate, a Material Adverse Effect.

                  (e) With respect to the Leased Real Property:

                           (i) none of the Sellers' interest in any of the
Leased Real Property has been pledged by any Seller or any Affiliate thereof or is subject to any Lien (other than pursuant to this Agreement and Permitted Encumbrances) that will not be removed or satisfied by the Sale Order, except those which would not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect; and

                           (ii) no Seller has given any notice to any landlord
under any of the Leases indicating that it will not be exercising any extension or renewal options under the Leases, except such non-extension or non-renewal of such options that would not reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect.

                  (f) [INTENTIONALLY DELETED.]

                  (g) To Sellers' knowledge, Schedule 4.6 sets forth a summary of all construction allowances payable under the Leases and the amounts thereof which as, of the date hereof, have been drawn by Sellers.

         4.7 [INTENTIONALLY DELETED.]

         4.8 Assets Necessary to the Business. Except for the Excluded Assets and except as set forth in Schedule 4.8 of the Disclosure Schedule, the Acquired Assets constitute all of the assets, properties and services (real, personal, tangible and intangible) utilized to conduct the Business as presently conducted in all material respects. No Affiliate of any Seller that is not a signatory to this Agreement owns or has a leasehold interest in any Acquired Asset.

         4.9 Books and Records. Except with respect to books and records relating to (a) Sellers' accounting practices which are currently the subject of an investigation by the Securities and Exchange Commission and (b) Sellers' "Fixed Asset Registry," the books and records relating to the Acquired Assets are complete and accurate in all material respects.

         4.10 Claims, Litigation and Disputes. Except (i) as set forth on
Schedule 4.10 or otherwise disclosed in writing to Purchaser and (ii) for suits and proceedings which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, there are no actions, suits or proceedings pending or, to the knowledge of Sellers, threatened, relating to the transactions contemplated hereby, the Business or any of the Acquired Assets, at law or in equity or before or by any Governmental Entity, nor any arbitration proceeding relating to the same.

         4.11 Acquired Contracts.

                  (a) Except as set forth on Schedule 4.11(a), as of the date hereof, to Sellers' knowledge, Sellers have not received any written notice of the intention of any party to terminate any Material Acquired Contract, except with respect to matters that will be cured by Sellers as contemplated by the Sale Order or any Supplemental Sales Order, as applicable.

                  (b) Schedule 4.11(b) sets forth all written contracts, agreements and commitments that relate to the Business as contained in the Debtor's statements of financial affairs and schedules which were filed with the Bankruptcy Court on July 1, 2003. Included on Schedule 4.11(b) are all of the following contracts, agreements and commitments of Sellers that relate to the Business (the "Material Acquired Contracts"):

                           (i) that materially or adversely affects or
materially restricts the freedom of any Seller to compete in its lines of business or with any Person or in any geographical area, for any length of time, or otherwise to conduct the Business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the Business as currently conducted;

                           (ii) involving future expenditures having a total
value in excess of $400,000; or

                           (iii) which is a Lease.

                  (c) Seller has made available to Purchaser the complete and correct copies of all Material Acquired Contracts.

                  (d) Except as set forth on Schedule 4.11(d), neither Sellers nor any other party to a Material Acquired Contract which is a real property Lease relating to any Operating PSC is in breach thereof or default thereunder.

         4.12 Financial Information.

                  (a) Sellers have provided to Purchaser unaudited sales data by product category for each of the Operating PSCs for each of the weeks in the 26 week period beginning December 30, 2002 which was prepared from the books and records of Sellers kept in the ordinary course of business. Such sales data (as modified by periodic consolidation entries) is accurate and complete in all material respects but was not prepared in accordance with GAAP.

                  (b) Pursuant to that certain letter agreement between the parties dated as of the date hereof relating to certain financial information, Sellers have delivered the unaudited balance sheets as of the end of each of the six financial accounting periods for fiscal year 2003 relating solely to each Operating PSC, which was prepared from the books and records of Sellers kept in the ordinary course of business (as modified by periodic consolidation entries and except with respect to matters that relate to the pending Securities and Exchange Commission's investigation of Sellers) and which is accurate and complete in all material respects but was not prepared in accordance with GAAP.

         4.13 Compliance With Laws; Permits and Licenses.

                  (a) Except as disclosed on Schedule 4.13, Sellers are in compliance with all material Laws and Orders of all Governmental Entities applicable to the Business and the PSCs, except in any such cases such failure to be in compliance has not had, and would not reasonably be likely to have a Material Adverse Effect. To Sellers' knowledge, Sellers have not received any written notice within the past 12 months relating to violations or alleged violations or defaults under any applicable Law or Order, where the failure to cure such alleged violations or defaults, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Material Adverse Effect.

                  (b) Sellers have in effect all Permits necessary to conduct the Business as it is currently being conducted in accordance with the Laws of any Governmental Entity having jurisdiction over its properties or activities.
Schedule 4.13(b) sets forth a general description of each category of Permits required to conduct the operations at each Operating PSC (the "Required Permits").

         4.14 Taxes. Except as disclosed on Schedule 4.14:

                  (a) To the extent that under applicable Law the failure of this representation to be true or correct could result in a Lien upon or claim against the Acquired Assets or in a claim against Purchaser as transferee or owner of the Acquired Assets: (i) Sellers have filed or have caused to be filed on a timely basis all Tax Returns that are or were required to be filed with respect to the Acquired Assets and the operation of the PSCs; (ii) all such Tax Returns accurately reflect all Liabilities required to be reflected thereon; and
(iii) all Taxes due and payable by Sellers with respect to the Acquired Assets and the operation of the PSCs shown in such Tax Returns have been paid, other than those Taxes which have been stayed by the Chapter 11 Case.

                  (b) To the extent that under applicable Law the failure of this representation to be true or correct could result in a Lien upon or claim against the Acquired Assets or in a claim against Purchaser as transferee or owner of the Acquired Assets: (i) Sellers have not requested or consented to extend to a date later than the Initial Closing Date the time in which any Tax may be assessed or collected by any Governmental Entity with respect to the Acquired Assets and the operation of the PSCs; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Governmental Entity against Sellers with respect to the Acquired Assets and the operation of the PSCs and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Sellers, threatened against or with respect to Sellers with respect thereto; (iii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets; and (iv) Sellers are not "foreign persons" as defined in Code Section 1445.

                  (c) None of the Sellers is a party to any agreement, plan, contract or arrangement (whether oral or in writing) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provisions of state, local or foreign law.

         4.15 Compromise of Notes. Unless expressly permitted under Section 2.7, since the execution by Parent and Fleming of the Letter of Intent, no Seller or any Affiliate thereof has reduced the principal amount of or otherwise compromised any promissory note, forgiveness note, facility standby agreement note or facility standby agreement accounts receivable, without the prior written approval of Parent.

         4.16 Employees and Related Matters.

                  (a) Schedule 4.16(a) sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Sellers or any ERISA Affiliate in respect of or for the benefit of Employees (the "Sellers' Benefit Plans").

                  (b) Schedule 4.16(b) sets forth a complete and correct list of all Employees at each Operating PSC, including their position, length of employment with Sellers and current salary or hourly rate.

                  (c) Except as set forth on Schedule 4.16(c), (i) none of the Employees are represented by a labor union or labor organization; (ii) Sellers are not subject and are not a party to any collective bargaining agreement or other agreement with a labor union or labor organization covering any Employee or the Business; (iii) there are no labor strikes, slowdowns, work stoppages or lockouts currently affecting or, to Sellers' knowledge, threatened against Sellers with respect to any Employees or the Business; (iv) to Sellers' knowledge, during the two years preceding the date of this Agreement, there have not been any labor union organizational campaigns by or directed at any Employees or the Business; (v) there is no unfair labor practice charge or complaint pending against Sellers with respect to any Employees or the Business or, to Sellers' knowledge, threatened before the National Labor Relations Board or any other Governmental Entity; and (vi) there is no material grievance or arbitration proceeding pending against or involving Sellers with respect to any Employees or the Business.

                  (d) [INTENTIONALLY DELETED.]

                  (e) Except as set forth on Schedule 4.16(e), the consummation of the transaction contemplated by the Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment for which the Purchaser will be liable or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Business Employee which in each case Purchaser will be liable.

         4.17 Environmental Matters. Except as set forth on Schedule 4.17, the operations conducted by Sellers at their PSCs are currently being conducted under all environmental, health and safety Permits and other authorizations required under all applicable Environmental Laws to operate the PSCs as they are being operated, except for such Permits and other authorizations, the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. All such Permits and authorizations are in full force and effect. To Sellers' knowledge within the last 12 months: (i) no written notice, notification, demand, request for information, citation, summons or order has been issued to Sellers or any Affiliates thereof with respect to any such properties, (ii) no written complaint has been filed against Sellers or any Affiliates thereof, (iii) no material penalty has been assessed and (iv) no investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by Sellers to comply with any Environmental Law or to have any material environmental, health or safety permit, license or other authorization required under any applicable Environmental Law in connection with the operation of the PSCs. To Sellers' knowledge, there are no past or present facts, circumstances or conditions, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in a material claim under the Environmental Laws against any Seller or Affiliate of any Seller. Sellers have made available to Purchaser prior to the execution of this Agreement all environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, the Acquired Assets or the compliance (or non-compliance) by Sellers or any of their Affiliates, with any Environmental Laws with respect to the Business or the Acquired Assets, to the extent such audits, assessments and documentation are in Sellers' possession.

         4.18 [INTENTIONALLY DELETED.]

         4.19 Intellectual Property.

                  (a) Schedule 4.19(a) sets forth, for all of the following included in Company Owned Intellectual Property, a complete list of all United States, foreign, international and state: (i) Patents and Patent applications;
(ii) Trademark registrations, applications and material unregistered Trademarks;
(iii) Domain Names; and (iv) Copyright registrations, applications and material unregistered Copyrights.

                  (b) Schedule 4.19(b) sets forth a complete list of all IP Agreements (other than standard form employee agreements that contain assignment of inventions provisions, assignments of Intellectual Property that have already been consummated, and licenses for Software commercially available having fees, whether up-front or annual, in the aggregate, of less than $100,000 or that are solely subject to "shrink-wrap" or "click-through" license agreements). The listing of IP Agreements shall include for each agreement the title, the parties and the date executed.

                  (c) There is no pending or, to Sellers' knowledge, threatened Claim against any Seller involving Company Owned Intellectual Property or Company Used Intellectual Property, (1) alleging Infringement of Intellectual Property rights of any Person, or (2) challenging any Seller's or any Affiliate's ownership or use of, or the validity, enforceability or registrability of any such Intellectual Property.

                  (d) No Seller or any Affiliate thereof has brought or, to Sellers' knowledge, threatened a Claim against any Person (1) alleging Infringement of Company Owned Intellectual Property or Company Used Intellectual Property rights or (2) challenging any Person's ownership or use of, or the validity, enforceability or registrability of any Company Owned Intellectual Property or Company Used Intellectual Property.

                  (e) Sellers own all Company Owned Intellectual Property and have the valid and enforceable right to use all Company Used Intellectual Property, free and clear of all Liens except for Permitted Encumbrances.

                  (f) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company Owned Intellectual Property
(i) has been duly maintained, (ii) is subsisting, in full force and effect,
(iii) has not been cancelled, expired or abandoned, and (iv) is valid and enforceable.

         4.20 Debt Liens. Schedule 4.20 sets forth a list of Liens (the "Debt Liens") created under any of the collateral or ancillary documents related to any indebtedness for borrowed money of Sellers and their Affiliates.

         4.21 Brokerage Fees. Except for The Blackstone Group, whose fee will be paid by Sellers pursuant to a separate agreement, no Person acting on behalf of Sellers is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement.

         4.22 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, NEITHER SELLERS NOR ANY OF THEIR AFFILIATES MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PSCS, THE ACQUIRED ASSETS (INCLUDING THE VALUE, CONDITION OR USE OF ANY ACQUIRED ASSET), THE BUSINESS OR OTHERWISE WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO PURCHASER, WHETHER ON BEHALF OF SELLERS OR THEIR AFFILIATES, INCLUDING AS TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE PSCS OR THE BUSINESS BY PURCHASER AFTER THE INITIAL CLOSING IN ANY MANNER, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE ACQUIRED ASSETS BY PURCHASER AFTER THE INITIAL CLOSING. Sellers make no representations or warranties with respect to any verbal or written estimates, projections, forecasts or forward-looking information provided to Purchaser. There is no assurance that any estimated, projected or forecasted results will be achieved.

                  As used herein, the term "Sellers' knowledge" and similar terms shall mean and refer only to matters actually known as of the date of this Agreement to the persons listed on Schedule 4.22 (and with respect to the matters listed on Schedule 4.22), and on and after July 16, 2003, shall mean the knowledge of all Division Presidents and all officers of the Sellers having a title of Vice President and above.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND PARENT

         Each of Purchaser and Parent represents and warrants to Sellers as of the date of this Agreement, the Initial Closing Date (except where such representation or warranty is made as of a specific date), as follows:

         5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent is a Vermont corporation duly organized, validly existing and in good standing under the laws of the State of Vermont.

         5.2 Authority; Binding Agreement. Each of Purchaser and Parent has all corporate power and authority necessary to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party (the "Purchaser Ancillary Documents") and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's sole member and by Parent's board of directors, and no other corporate action is necessary to authorize the execution and delivery of the Purchaser Ancillary Documents or the consummation by the Purchaser or the Parent of the transactions contemplated hereby and thereby. This Agreement has been duly executed by Purchaser and Parent. This Agreement constitutes, and upon execution each of the Purchaser Ancillary Documents will constitute, valid and binding obligations of Purchaser and Parent, enforceable against Purchaser and Parent, as applicable, in accordance with their respective terms, such enforcement subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting creditors' rights and the application of general principles of equity and except the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         5.3 No Breach or Conflict. Except as disclosed on Schedule 5.3 and except for the filings, Permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and subject to obtaining the approval of the Bankruptcy Court pursuant to the entry of the Sale Order, none of the execution, delivery or performance of this Agreement or the Purchaser's Ancillary Documents by Purchaser and Parent, the consummation by Purchaser and Parent of the transactions contemplated hereby or thereby or compliance by Purchaser and Parent with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser or Parent, (ii) require any filing with, or Permit, authorization, consent or approval of, any Governmental Entity or other Person, (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Purchaser or Parent is a party, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Parent (except to the extent any of the foregoing is rendered inapplicable by order of the Bankruptcy Court).

         5.4 Third-Party Consents. Except as disclosed on Schedule 5.3 and subject to compliance with the HSR Act, including any filings, permits, authorizations, consents and approvals as may be required thereunder, each Person whose consent to the execution, delivery or performance of this Agreement and the Purchaser Ancillary Documents by Purchaser and Parent is legally or contractually required has been obtained.

         5.5 Financing. As of the Initial Closing, Purchaser will have adequate cash resources to enable it to fulfill its obligations under this Agreement and the Purchaser Ancillary Documents. As of the Initial Closing Date, Purchaser has sufficient financial resources to operate the PSCs after the Initial Closing Date, including sufficient financial resources to (a) satisfy any applicable requirement relating to financial capacity or capital imposed by any Governmental Entity in any state in which the PSCs conduct their business and
(b) perform its obligations under the Acquired Contracts from and after the date such Acquired Contract is assumed and assigned to Purchaser.

         5.6 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm, Person or other entity acting on behalf of Purchaser or Parent is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.

         5.7 Purchaser's Investigation. Purchaser represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial and other advisors and hereby acknowledges that it has conducted an investigation of the Business, including the physical plants of the PSCs which investigation included evaluation of the condition and performance of the business and such physical plants.

                                   ARTICLE VI
                              COVENANTS OF SELLERS

         6.1 Access and Right of Inspection. Sellers agree that, prior to the end of the Option Period, Purchaser and Purchaser's lenders shall, upon reasonable notice and so long as such access does not unreasonably interfere with Sellers' business operations, through their respective authorized officers, employees, agents and representatives (including, without limitation, their respective counsel and accountants), have reasonable access during normal business hours to all PSCs and all other Owned Real Property and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Sellers relating to the Business and such examination of the books, records and financial condition of Sellers relating to the Business as they reasonably request; provided that Purchaser and Purchaser's lenders shall be bound by and shall comply with the terms of the Confidentiality Agreement with respect to Purchaser's ability to use or disclose any such information; and provided further that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement. Such investigation shall be conducted so as not to unreasonably interfere with the operations of the Business and the use of each PSC by Sellers. In furtherance of the foregoing, Purchaser and its authorized representatives (including its designated engineers or consultants) may enter into and upon any PSC or any other portion of the Owned Real Property (unless such PSC or other portion of Owned Real Property is no longer an Acquired Asset pursuant to this Agreement) in order to assess the environmental condition of such properties or the business conducted thereat. Notwithstanding the foregoing, no soil and surface or ground water sampling, monitoring, borings or testing and any other invasive tests or investigations relating to environmental conditions or at such properties shall be conducted (i) without Sellers' consent, which consent shall not be unreasonably withheld, (ii) without permitting Sellers the opportunity to participate therein, and (iii) Purchaser agrees to repair any damage to each PSC or other portion of the Owned Real Property due to such investigation and to indemnify and hold Sellers harmless of and from any claim for physical damages or physical injuries arising from Purchaser's investigation of each PSC or other portion of the Owned Real Property and notwithstanding anything to the contrary in this Agreement, such indemnity shall survive the transfer of such PSC or portion of Owned Real Property pursuant to this Agreement for a period of one year after such transfer or, if such sale is not consummated, either the termination of this Agreement or the one year anniversary of the Initial Closing. This Section 6.1 shall be further subject to the limitations contained in Section 2.6.

         6.2 Conduct of the Business Pending the Initial Closing. Subject to any obligations as debtors in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or any Orders of the Bankruptcy Court or except as described on Schedule 6.2 hereto, from the date hereof until the Initial Closing Date, Sellers shall conduct the Business substantially in the manner as conducted on the date of this Agreement. Without limiting the generality of the foregoing, subject to any obligations as debtors in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or any Orders of the Bankruptcy Court or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or except as described on Schedule 6.2 hereto, from the date hereof until the Initial Closing Date, Sellers shall:

                  (a) use, preserve and maintain the Acquired Assets on a basis consistent with Sellers' practice as of the date of this Agreement and all Applicable Laws and not cause material damage to or destruction or loss of any of such Acquired Assets;

                  (b) continue to maintain the insurance covering the Acquired Assets in effect as of the date of this Agreement;

                  (c) pay all debts and obligations incurred by them in the operation of the PSCs and the Acquired Assets in the ordinary course of business consistent with Sellers' obligations under the Bankruptcy Code and their practice as of the date of this Agreement;

                  (d) not commit any act or omit to do any act, nor permit any act or omission to act, which may cause a breach of any of the Material Acquired Contracts;

                  (e) not take any action or omit to take any action whereby any Intellectual Property included in the Acquired Assets may lapse, become abandoned, dedicated to the public, or unenforceable except in the ordinary course of business;

                  (f) not take any action which would downgrade or otherwise re-position its Trademarks; provided that Seller may abandon, cancel, not renew, cease use or otherwise not maintain any Trademark so long as such Trademark is not used or useful in the Business or is not otherwise material to the Business;

                  (g) maintain its books, accounts and records with respect to such Acquired Assets and the PSCs in the usual manner and on a basis consistent with past practice;

                  (h) not enter into any agreement or agreements for the sale of a material amount of any of the Acquired Assets or a material portion of any Operating PSC, except for sales of inventory in the ordinary course of business;

                  (i) not create, assume or permit to exist any Lien, other than the Liens of Sellers' pre- and post-petition lenders under the Pre-Petition Credit Agreement and the DIP Credit Agreement, respectively, upon the Acquired Assets, except for Permitted Encumbrances;

                  (j) take no action inconsistent with promoting an ordinary and smooth transition of the Operating PSCs and the Acquired Assets to a Purchaser;

                  (k) not amend or terminate (i) any Material Acquired Contract or (ii) any other Acquired Contract, except, in the case of such other Acquired Contracts, in the ordinary course of business; provided, that Sellers shall provide reasonable notice of any renewal option under any Material Acquired Contract and, so long as and to the extent that Purchaser has expressly agreed to assume such Material Acquired Contract or to indemnify Sellers for any Liabilities resulting from such renewal, Sellers shall renew such Material Acquired Contract and, provided, further, that Sellers shall not be required to renew any Acquired Contract, unless and to the extent that Purchaser has expressly agreed to assume such Acquired Contract or to indemnify Sellers for any Liabilities resulting from such renewal;

                  (l) not permit any insurance policy relating to the Business naming any Seller or any Affiliate thereof as a beneficiary or a loss payable payee to be cancelled or terminated without prior notice to Purchaser;

                  (m) file with the Bankruptcy Court, or permit any controlled Affiliate to file with the Bankruptcy Court, any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that is inconsistent with the transactions contemplated by this Agreement;

                  (n) not take, or agree to or commit to take, or permit any controlled Affiliate to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Initial Closing set forth in Article VIII not being satisfied, or that would materially impair the ability of Sellers or Purchaser to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation;

                  (o) Use commercially reasonable efforts to maintain the operations of Sellers and their Affiliates to enable Sellers to satisfy their obligations under the Transition Services Agreement after the Initial Closing provided that Purchaser acknowledges that Sellers are likely to lose employees as a result of the Chapter 11 Case and that Sellers shall not be obligated, except as otherwise provided under the Transition Services Agreement, to provide for any retention programs for employees;

                  (p) not, without prior consent of Purchaser, grant any raises to Employees, except (i) in the ordinary course of business and in accordance with past practices, (ii) the raises or bonuses set forth on Schedule 6.2(p), or
(iii) retention bonuses or severance payments; and

                  (q) not enter into any contract or agreement that is inconsistent with any of the foregoing.

         6.3 Commercially Reasonable Efforts. Sellers will use commercially reasonable efforts to obtain the Bidding Procedures Order and the Sale Order required for the consummation of the transactions contemplated by this Agreement.

         6.4 Bankruptcy Actions.

                  (a) As promptly as practicable after the execution of this Agreement (and in no event later than two (2) Business Days thereafter), Sellers will file with the Bankruptcy Court a motion to approve the Bidding Procedures and necessary supporting papers, in form and substance reasonably satisfactory to the Purchaser (the "Bidding Procedures Motion"), requesting, among other things, the entry of an order approving the Bidding Procedures (the "Bidding Procedures Order"). No later than July 11, 2003, Sellers will file with the Bankruptcy Court a motion and necessary supporting papers, in form and substance reasonably satisfactory to the Purchaser seeking the sale of the Acquired Assets (the "Sale Motion"). The Bidding Procedures Order shall:

                           (i) fix the time, date and location of the Sale
Hearing;

                           (ii) fix the time and date of an auction, to be
commenced not more than five Business Days prior to the Sale Hearing at the offices of Sellers' counsel or such other location as Sellers may designate for consideration of qualifying higher or better offers that may be presented to Sellers (the "Auction");

                           (iii) approve the amount of the Break-Up Fee and the
Expense Reimbursement Payment, and the payment thereof in accordance with the terms hereof;

                           (iv) provide that Sellers shall not entertain or
accept any bid unless such bid:

                                    (A) is submitted to Sellers on or prior to
the Bid Deadline with a copy received by the Purchaser promptly thereafter,

                                    (B) is accompanied (A) by a cash deposit at
least equal to the Deposit (or if such bid is for less than all of the Acquired Assets 5 1/2% of the cash purchase price payable at Closing), which deposit shall not be subject to any Liens created in favor of any Person, and (B) by a duly executed acquisition agreement that is marked to reflect variations from this Agreement,

                                    (C) is on terms no less favorable (and no
more burdensome or conditional) to Sellers than the terms of this Agreement; provided that potential bidders shall be required to structure their purchase price in a manner consistent with this Agreement with all increases in the purchase price to be made as increases in the Fixed Component of Purchase Price and payable in cash,

                                    (D) remains open through ten (10) days after
the Initial Closing,

                                    (E) does not include any contingency
relating to due diligence or financing, or any other material conditions precedent to the bidder's obligation to close that exist as of the Auction and that are not otherwise contained in this Agreement,

                                    (F) designates the executory contracts and
unexpired leases which the bidder may request Sellers to have assumed and assigned to the bidder and any other assets of Sellers that are subject to the bid,

                                    (G) is made by one or more bidders, each of
which can demonstrate that, individually or in the aggregate, it is (or they are) financially able to consummate the transaction contemplated by such bid(s) on the terms contemplated therein, and

                                    (H) is for an aggregate purchase price at
least equal to the Estimated Purchase Price plus $22,000,000, provided that for purposes of this requirement Sellers shall be permitted to aggregate up to three
(3) bids (a bid which meets the foregoing requirements (A) - (H) is hereinafter referred to as a "Qualified Bid");

                           (v) provide that if Sellers do not receive a
Qualified Bid (other than this Agreement), the Debtors will report the same to this Court and will proceed with the Sale Hearing and no Auction shall be required or held;

                           (vi) provide that if, and only if, the Sellers
receive a Qualified Bid, the Auction will be commenced not more than five Business Days prior to the date of the Sale Hearing and such Auction shall be conducted in such a manner as to maximize the return to Sellers' estates and Sellers shall establish reasonable procedures ("Auction Procedures") at the commencement of the Auction for the conduct of the Auction so as to accomplish such goal, provided that the Auction Procedures shall, in any event, provide that: (A) unless otherwise ordered by the Bankruptcy Court, either prior or subsequent to the Auction for cause shown, any Person who has failed to provide a Qualified Bid by the Bid Deadline shall be disqualified from participation in the Auction; (B) at the commencement of the Auction, the Debtors will determine based on the nature of the Qualified Bids (the "Baseline Bid") the bid to serve as the lead bid in the Auction, which bid will at the commencement of the Auction be announced to all Qualified Bidders participating at the Auction; (C) participating bidders (including the Purchaser to the extent Purchaser so chooses) will be permitted to increase their bids and to agree to modifications to their bids in order to make their bids more favorable to the Debtors, provided, subject to the following clause (D), that each bid shall exceed the preceding bid by $500,000 or a multiple thereof; (D) solely for purposes of determining the Successful Bids, any overbid submitted by Purchaser shall be deemed to include the full amount of the Break-Up Fee and Expense Reimbursement Payment potentially payable; and (E) at the conclusion of the Auction, Sellers shall determine, considering factors such as the financial and contractual terms of each bid and factors affecting the speed, certainty of closing each bid and net proceeds to Sellers, the highest or otherwise best bid(s) (the "Successful Bid(s)" and the person(s) submitting the Successful Bid(s) referenced herein as the "Successful Bidder(s)") and submit such bid(s) for approval to the Bankruptcy Court.

                           (vii) provide that if Purchaser or any Third Party
Purchaser is not the proponent of the Successful Bid, this Agreement shall be deemed terminated without further action on the part of Sellers or the Purchaser, and as soon as practicable, but, in any event, within two Business Days, if this Agreement is terminated as a consequence of the Successful Bid in accordance with the terms of this Agreement, the Deposit together with interest accrued thereon, if any, shall be returned to Purchaser by wire transfer of immediately available funds;

                           (viii) provide that the obligations of Sellers to
return the Deposit and to pay the Break-Up Fee and the Expense Reimbursement Payment pursuant to the terms

Article XI of this Agreement and the Bidding Procedures Order shall constitute administrative expenses of the kind specified in Section 503(b)(1) of the Bankruptcy Code, shall constitute a carve out from Sellers' Debt Liens to the extent provided in Section 11.2(c) and shall not be subject to secured claims of any party, and, notwithstanding any other order of the Bankruptcy Court, including any cash collateral or debtor-in-possession financing order entered by the Bankruptcy Court, no deposit received by the Sellers from any party pursuant to the Bidding Procedures Order shall be subject to any lien of any creditor of the Sellers, and shall be first applied to the payment in full of the Break-Up Fee and the Expense Reimbursement Payment.

                  (b) Except as to the Unrelated Assets, Sellers represent that, other than the transactions contemplated by this Agreement, Sellers are not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, or other disposition of all or any part of the Acquired Assets. Except as permitted by this Agreement, no Seller shall, directly or indirectly,
(i) solicit or negotiate or engage in discussion with respect to any Acquisition Proposal or provide Confidential Information to any Person, regardless of whether such offer was unsolicited, participate in any effort or attempt by any Person (other than Purchaser, its Affiliates and Third Party Purchasers) to do or seek to do any of the foregoing, (ii) execute an Acquisition Proposal, or
(iii) except as provided in this Agreement, seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated in this Agreement, except that (x) following the filing of the Bidding Procedures Motion Sellers shall be entitled to provide due diligence materials in response to unsolicited requests therefor and provide the notices contemplated by such Motion and (y) following entry of the Bidding Procedures Order, take such acts with respect to Acquisition Proposals as shall be provided in the Bidding Procedures Order. From the date of the issuance of the Sale Order and until the Applicable Closing Date and provided that Purchaser is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, no Seller or any of its Affiliates shall negotiate or engage in discussion with respect to or consummate any transaction involving an Acquisition Proposal or provide Confidential Information to any Person, except, in each case, as to parties who have submitted Qualified Bids.

                  (c) Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers prepared by Sellers relating to this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Case.

                  (d) By execution of this Agreement, Purchaser agrees to be and shall be bound by the terms of the Bidding Procedures.

         6.5 WARN Act. Promptly following the date hereof, Sellers shall give such conditional notices, if any, required under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act").

         6.6 Further Assurances. Sellers shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Sellers shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement.

         6.7 Inventory. Prior to the Initial Closing, Sellers will use commercially reasonable efforts to minimize the amount of inventory that is damaged, unusable or unsaleable (absent discount), and inventory with less than a 30-day shelf life or that is more than four weeks on hand, provided that such reduction does not cause the inventories at any Operating PSC from falling below adequate levels.

         6.8 Removal of Material Equipment.

                  (a) Sellers agree that other than in the ordinary course of business, they will not remove, or allow the removal of, any Material Equipment from any PSC prior to the Applicable Closing Date applicable to such Material Equipment or prior to the date that Purchaser notifies Sellers pursuant to
Section 2.5 that it will not purchase such piece of Material Equipment. For purposes of determining whether any Material Equipment has been removed, the parties shall conduct an Initial Equipment Count and Final Equipment Count in accordance with the paragraphs below. Notwithstanding anything herein to the contrary, the provisions of this Section 6.8 shall survive until the six (6) month anniversary of the Initial Closing Date.

                  (b) Initial Equipment Count and Registry. A physical count of each item of equipment located at each Operating PSC and each operating facility located at any other Owned Real Property or Leased Real Property which has a net book value in excess of $2,000 (the "Material Equipment") shall be made mutually by Purchaser and Sellers. The parties shall together make a physical accounting of the Material Equipment (the "Initial Equipment Count", together with the Final Equipment Count (as defined below), the "Equipment Count") within five Business Days following the date hereof or such other time period mutually agreeable to Purchaser and Sellers, such Equipment Count to include the making of a videotape or other similar medium to confirm the existence of Material Equipment. The parties may have representatives present and available during the Equipment Count, with such representatives to assist in the Equipment Count, including documentation setting forth an agreed upon list of each piece of Material Equipment. These representatives will attempt, in good faith, to resolve any disputes in respect of the materiality of the Equipment which may arise during the Equipment Count. To the extent that the parties or such representatives are unable to resolve any such disputes, within three (3) Business Days following any such dispute, the parties shall mutually select an independent accounting firm to make final, binding determinations with respect to any such disputes within five (5) Business Days following such selection. The cost of such mutually selected independent accounting firm shall be borne equally by the parties.

                  (c) Final Equipment Count. Concurrently with the Inventory Count as of Inventory Date, the parties shall make a final physical accounting of the Material Equipment (the "Final Equipment Count"), such Equipment Count to include the making of a videotape or other similar medium to confirm the existence of Material Equipment.

         6.9 Landlord Waivers. Sellers shall request from the landlord at each Operating PSC which is leased by Sellers an executed form of consent, substantially in the form of Exhibit 6.9 attached hereto, prior to the Initial Closing, provided, that if any landlord does not provide such consent in response to Sellers' request, Sellers shall have no further obligation to obtain such consent.

         6.10 Confidentiality. Subject to Section 12.10, the Confidentiality Agreement and the actions contemplated by the Bidding Procedures, each of Purchaser and Sellers agree that, without the prior written consent of the other party hereto, neither Purchaser nor Sellers shall disclose or permit to be disclosed to any Person, or utilize for their own account or permit to be utilized by any Person, at any time, any Confidential Information with respect to any applicable Acquired Asset from the date hereof through the Applicable Closing Date; provided, however, nothing contained herein shall prohibit Sellers from disclosing Confidential Information to a bona fide prospective Qualified Bidder in connection with the sale process described in the Bidding Procedures Order. Each of Purchaser and Sellers shall take all appropriate steps to safeguard all such Confidential Information with respect to any applicable Acquired Asset through the Applicable Closing Date and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Purchaser, Seller or any Affiliate thereof is required to disclose any such Confidential Information with respect to any applicable Acquired Asset prior to the Applicable Closing Date pursuant to applicable law, Purchaser or Sellers, as applicable, shall promptly notify the other party hereto in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the other party hereto to preserve the confidentiality of such information consistent with applicable law.

         6.11 Estoppel Certificates. With respect to each Lease that pertains to an Operating PSC, beginning on the date that Purchaser notifies Sellers pursuant to Section 2.5 that it elects to purchase and assume such Lease until the Applicable Closing Date applicable to such Lease, Seller shall request an estoppel certificate from the landlord under each Lease certifying that each such Lease is in full force and effect, that there are no defaults thereunder or any conditions that with the passage of time or the giving of notice, or both, would constitute a default thereunder (including, that all current rent and additional rent thereunder has been paid), or an estoppel certificate in the form so provided for under any such Lease and shall use commercially reasonable efforts to obtain such estoppel certificate, provided, that if any landlord does not provide such estoppel certificate in response to Sellers' request, Sellers shall be under no further obligation to obtain such consent.

         6.12 Updated Financial Information. Sellers shall deliver to Purchaser the financial statements, materials, reports and other information required to be delivered under Sections 5.01(a)-(n), (p) (q) and (s) of the DIP Credit Agreement, as in effect on the date hereof, as and when delivered to the DIP Credit Agreement Administrative Agent, as well as any other notices provided to the DIP Credit Agreement Administrative Agent under the DIP Credit Agreement or otherwise regarding events of default under the DIP Credit Facility or the condition (financial or otherwise), business or affairs of Sellers, as and when delivered to the DIP Credit Agreement Administrative Agent. Sellers shall also deliver to Purchaser promptly but in any event within two Business Days, notice of Sellers' inability to access its cash balances or extensions of credit under the terms of the DIP Credit Agreement.

         6.13 [INTENTIONALLY DELETED.]

         6.14 Board Appeal. The Board of Directors of Fleming shall not withdraw, modify or amend its resolution to recommend that the Bankruptcy Court approve this Agreement, Sellers' Ancillary Documents and the transactions contemplated hereby and thereby, unless required by the Bankruptcy Court or such withdrawal, modification or amendment is consistent with the Bidding Procedures.

         6.15 Material Acquired Contracts. From the date hereof until the end of the Option Period, Sellers shall assist Purchaser in identifying those Acquired Contracts which may be Material Acquired Contracts.

                                  ARTICLE VII
                             COVENANTS OF PURCHASER

         7.1 Bonds, Letters of Credit, Etc. With respect to each Acquired Contract to be assigned to, and assumed by, Purchaser, Purchaser shall take all necessary steps, and execute and deliver all necessary documents, to ensure that on the Applicable Closing Date applicable to such Acquired Contract Purchaser has in place the bonds, letters of credit, indemnity agreements and similar items necessary in connection with such Acquired Contract, if any, including such bonds, letters of credit, indemnity agreements and similar items, in each case as set forth on Schedule 7.1 or necessary to cause the release of Sellers from any and all obligations related to the foregoing.

         7.2 Required Permit and License Applications. With respect to each Operating PSC to be assigned, transferred and delivered to Purchaser at the Initial Closing, Purchaser shall timely make all filings necessary to obtain the transfer of, or replacement Permit for, each Required Permit related to such Operating PSC. Purchaser agrees to use commercially reasonable efforts to timely obtain the Required Permits when necessary, and, prior to the Initial Closing Date applicable to such Received Permit, Purchaser agrees to provide Sellers an update with respect to the status of the Required Permits for each PSC, as may reasonably be requested by Sellers.

         7.3 Intellectual Property. Following notice by Sellers to Purchaser, Purchaser shall promptly return to Sellers and shall promptly cease using any Third Party Intellectual Property that is neither an Acquired Asset nor the subject of an Acquired Contract.

         7.4 Further Assurances. Purchaser shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

         7.5 Access. Following consummation of the Initial Closing, so long as such access does not unreasonably interfere with Purchaser's business operations, Purchaser shall permit Sellers' counsel and any other professionals employed in the Chapter 11 Case reasonable access to Purchaser's employees and any books and records constituting a portion of the Acquired Assets and that relate to all or any portion of the Acquired Assets, the Assumed Liabilities or the Business (whether in documentary or data form) for the purpose of (i) the continuing administration of the Chapter 11 Case (including, without limitation, Sellers' pursuit of any Avoidance Action), (ii) the preparation of any Tax Returns required to be filed by Sellers, (iii) the defense of any audit, examination, administrative appeal or litigation of any Tax Return in which Sellers are included or (iv) responding to or defending against any investigations, inquiries, actions or claims by the Securities Exchange Commission of or against the Sellers' financial, accounting, business or other practices, it being understood that Purchaser shall have no obligation to retain such books and records following the Option Period. Such access shall include the right of such professionals to copy, at Seller's expense, such documents and records as they may request in furtherance of the purposes described above. If Purchaser moves any such documents or records during the Option Period, Sellers shall have the right to require Purchaser to copy and deliver to Sellers or their professionals such documents and records as they may request, but only to the extent Sellers or any such professional (x) furnishes Purchaser with reasonably detailed written descriptions of materials to be so copied and (y) reimburses Purchaser for the costs and expenses thereof. During the Option Period, Purchaser shall retain and preserve all such documents and records so that Sellers may make copies of such documents and records at their own expense. Purchaser may discard or destroy any such books or records, provided that Purchaser shall so notify Sellers and allow Sellers, within 30 days of such notification, to elect to take possession of such documents and records. The parties acknowledge that Sellers shall have the right to retain any documents and records provided pursuant to this Section 7.5.

         7.6 Financing.

                  (a) Purchaser shall use its commercially reasonable efforts to obtain, by no later than July 16, 2003, financing commitments from its lenders to fund at least $325,000,000 of the Purchase Price on the Initial Closing Date.

                  (b) Prior to the Initial Closing Date and upon Sellers' reasonable request, Purchaser shall promptly make available to Sellers such information that provides Sellers and their advisors reasonably adequate assurance of Purchaser's financial wherewithal and ability to perform its obligations under each of the Acquired Contracts from and after the date such Acquired Contract is assumed and assigned to Purchaser.

         7.7 Leases of Operating PSCs. On and after the Initial Closing Date, Purchaser shall not take any action or omit to take any action that would cause a breach or default under any Material Acquired Contract which is a real property Lease relating to an Operating PSC.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Initial Closing Date.

         8.1 Warranties True as of Both Present Date and Initial Closing Date; Covenants.

                  (a) Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Initial Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made on and as of the Initial Closing Date; provided, however, that each of the representations and warranties of Sellers contained herein that are qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects on and as of the Initial Closing Date

(except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all respects) with the same force and effect as though made on and as of the Initial Closing Date.

                  (b) Sellers shall have performed and complied, in all material respects, with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Initial Closing Date.

                  (c) Purchaser shall have been furnished a certificate (dated the Initial Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by a duly authorized officer of each of the Sellers certifying as to the fulfillment of the conditions set forth in this Section 8.1; provided that the representations and warranties in such certificate shall not survive the Initial Closing.

         8.2 Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Purchaser from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this or any other condition to the Initial Closing need be given except to Sellers, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

         8.3 HSR Act and Other Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the purchase of the Acquired Assets shall have expired or been terminated. All authorizations, consents, filings and approvals necessary to permit Sellers to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

         8.4 Litigation. There shall not be pending (or, in the case of the exercise of police or regulatory powers, threatened) any suit, action or proceeding by any Governmental Entity (a) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of its Affiliates) of all or a material portion of the Acquired Assets, or to compel Purchaser or any of its Affiliates to dispose of or hold separate any portion of the Acquired Assets or the business or assets of Purchaser or any of its Affiliates as a result of Purchaser's acquisition of the Acquired Assets,
(b) seeking to restrain or prohibit the consummation of the Initial Closing or the performance of any of the other material transactions contemplated hereby, or seeking to obtain from Purchaser or any of its Affiliates any damages that are material, (c) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment or pay for or purchase a material portion of the Acquired Assets or otherwise to consummate the Initial Closing, (d) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Acquired Assets, or (e) which otherwise is reasonably likely to have a Material Adverse Effect.

         8.5 Sellers' Deliveries. Sellers shall have executed and delivered to Purchaser the Sellers' Ancillary Documents and other documents referred to in
Section 10.2 hereof.

         8.6 Statutes; Orders. No statute, rule or regulation shall have enacted by any Governmental Entity which prohibits the consummation of the Initial Closing, and there shall be no Order of a Governmental Entity in effect precluding the consummation of the Initial Closing.

         8.7 Title Commitments. Sellers shall deliver to Purchaser, at Purchaser's sole cost and expense, commitments from Chicago Title Insurance Company with respect to each parcel of Owned Real Property to be transferred, assigned and delivered to Purchaser at the Initial Closing pursuant to which title policies may be issued at such Closing insuring title thereto vested in Purchaser subject only to Permitted Encumbrances.

         8.8 Survey. Sellers shall deliver to Purchaser, at Purchaser's sole cost and expense, a current as-built survey of the Owned Real Property to be transferred, assigned and delivered to Purchaser at the Initial Closing prepared in accordance with the ALTA/ACSM Land Title Survey Requirements of 1992, certified to the Purchaser, the Purchaser's lender and Chicago Title Insurance Company selected by Purchaser by a registered public surveyor or registered professional engineer disclosing only Permitted Encumbrances and otherwise reasonably satisfactory to the Purchaser and its lender in all respects.

         8.9 Debt Liens. Purchaser shall have received evidence reasonably satisfactory to it that (a) the Debt Liens (related to Acquired Assets that will be transferred to Purchaser on the Initial Closing Date) have been released by the holders thereof, (b) the holders of Debt Liens (related to Acquired Assets that may be transferred pursuant to a Subsequent Closing) conditionally agree to release such Debt Liens upon such Subsequent Closing in accordance with the terms of the Sale Order and (c) the holders of Debt Liens acknowledge and agree that such holders' Liens shall not attach to any property relating to the Business first coming into any Seller's possession on or after the Initial Closing Date.

         8.10 Sales Material Adverse Effect. The Business shall not have suffered a Sales Material Adverse Effect.

         8.11 Transfer of All Assets. Substantially all of the Acquired Assets shall be transferable to Purchaser, it being understood that Purchaser shall have no obligation to effect the Initial Closing unless substantially all the Acquired Assets shall be transferable to Purchaser as of the Initial Closing or, pursuant to the terms hereof, one or more Purchaser Assignees or Third Party Purchasers; provided, however, that Purchaser shall not be required to close, if any of the Acquired Assets listed on Schedule 8.11 of the Disclosure Schedule are not capable of being transferred and assigned to Purchaser as of the Initial Closing unless any such Acquired Asset is not capable of being transferred and assigned to Purchaser because of Purchaser's inability to provide adequate assurance of future performance with respect to such Acquired Asset.



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

                                   ARTICLE IX
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Initial Closing Date.

         9.1 Warranties True as of Both Present Date and Initial Closing Date; Covenants.

                  (a) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Initial Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Initial Closing Date.

                  (b) Purchaser shall have performed and complied, in all material respects, with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Initial Closing Date.

                  (c) Sellers shall have been furnished a certificate (dated the Initial Closing Date and in form and substance reasonably satisfactory to Sellers) executed by a duly authorized officer of Purchaser certifying as to the fulfillment of the conditions set forth in this Section 9.1; provided that the representations and warranties in such certificate shall not survive the Initial Closing.

         9.2 HSR Act and Other Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the purchase of the Acquired Assets shall have expired or been terminated. All authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Sellers, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

         9.3 Bankruptcy Condition. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Sellers from consummating the transactions contemplated herein if Sellers, in their sole discretion, waive the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this or any other condition to the Initial Closing need be given except to Purchaser, it being the intention of the parties hereto that Sellers shall be entitled to, and are not waiving, the mootness doctrine and any similar statute or body of law if the Initial Closing occurs in the absence of the Sale Order becoming a Final Order.

         9.4 Payment. Purchaser shall have paid the Purchase Price in accordance with Article III hereof, subject to adjustment of the Purchaser Price as provided in Section 3.1(c).



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

         9.5 Assumption and Assignment. The Sale Order shall approve and authorize the assumption and assignment of the Acquired Contracts to the Purchaser.

         9.6 Litigation. There shall not be pending (or, in the case of the exercise of police or regulatory powers, threatened) any suit, action or proceeding by any Governmental Entity, seeking to restrain or prohibit the consummation of the Initial Closing or the performance of any of the other transactions contemplated hereby, and there shall not be any other action taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of such consequences.

         9.7 Purchaser's Deliveries. Purchaser shall have executed and delivered to Sellers the Purchaser Ancillary Documents and other documents referred to in
Section 10.3 hereof.

         9.8 Statutes; Orders. No statute, rule or regulation shall have enacted by any Governmental Entity which prohibits the consummation of the Initial Closing, and there shall be no Order of a Governmental Entity in effect precluding the consummation of the Initial Closing.

                                   ARTICLE X
                                     CLOSING

         10.1 Initial Closing. Provided that the Sale Order shall have been entered and no stay with respect thereto shall be in effect, and that all other conditions to the parties' obligations to consummate the Initial Closing hereunder shall have been satisfied or waived, the Initial Closing shall take place at the offices of Kirkland & Ellis, Citigroup Center, 153 East 53rd Street, New York, New York 10022 and on a date and time (the "Initial Closing Date") to be mutually agreed upon by Purchaser and Sellers, with the intent being that the Closing shall occur no later than 10 days after the Sale Order shall have been entered.

         10.2 Deliveries by Sellers. At the Initial Closing, Sellers will deliver the following to Purchaser:

                  (a) a Bill of Sale (mutually and reasonably acceptable to the parties hereto) duly executed by Sellers;

                  (b) an Assignment and Assumption of the Acquired Contracts on the terms set forth in the Sale Order, in form and content mutually satisfactory to Purchaser and Sellers (the "Assignment and Assumption") duly executed by Sellers;

                  (c) duly executed limited warranty deeds in recordable form for all Owned Real Property to be assigned, transferred and delivered to Purchaser at the Initial Closing, without covenants against grantor's acts;

                  (d) [INTENTIONALLY DELETED.]

                  (e) each estoppel certificate, if any, received from the landlord pursuant to Section 6.11 hereof, it being understood that receipt of such estoppel certificates shall not be a condition to the Initial Closing;



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

                  (f) a Transition Services Agreement duly executed by Sellers;

                  (g) a certificate of non-foreign status from each Seller, dated as of the Initial Closing Date and in the form and manner which complies with requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

                  (h) each of the Material Consents, in a form which is valid and binding upon the Third Party giving such consent;

                  (i) the Cure Escrow Agreement duly executed by Sellers and the Indemnity Escrow Agreement duly executed by Sellers; and

                  (j) such other documents and instruments reasonably requested by Purchaser in order to effectuate the transactions contemplated hereby, including instruments of assignment, transfer and conveyance in order to vest in Purchaser good and marketable title to all of the Company Owned Intellectual Property to be assigned, transferred and delivered to Purchaser at the Initial Closing.

         10.3 Deliveries by Purchaser. At the Initial Closing, Purchaser will deliver the following:

                  (a) the portion of the Purchase Price payable at the Initial Closing pursuant to and in accordance with Section 3.1, less the Deposit which shall be delivered by the Escrow Agent,

                  (b) the Assignment and Assumption duly executed by Purchaser,

                  (c) a certificate executed on behalf of Purchaser by Purchaser's Secretary or Assistant Secretary certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of Purchaser, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing Purchaser's execution, delivery and performance of this Agreement,

                  (d) the Transition Services Agreement duly executed by Purchaser; and

                  (e) the Cure Escrow Agreement duly executed by Purchaser and the Indemnity Escrow Agreement duly executed by Purchaser.

                                   ARTICLE XI
                        TERMINATION; TERMINATION PAYMENT

         11.1 Termination. This Agreement may be terminated prior to the Initial Closing as follows:

                  (a) by mutual written agreement of Purchaser and Sellers;



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

                  (b) by either Purchaser or Sellers if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (c) by Purchaser, if (x) the Bidding Procedures Motion shall not have been filed within two (2) Business Days following the execution hereof or (y) the Sale Motion shall not have been filed by July 11, 2003;

                  (d) by Purchaser, if (x) the Bidding Procedures Order shall not have been entered on or prior to July 21, 2003; (y) following entry thereof, the Bidding Procedures Order is stayed, reversed, vacated or otherwise modified or (z) the Bidding Procedures Order shall not have become a Final Order on or prior to the date of the Auction;

                  (e) by Sellers if, following entry thereof, the Bidding Procedures Order is stayed, reversed, vacated or otherwise modified;

                  (f) [INTENTIONALLY DELETED.];

                  (g) by either Purchaser or Seller, if (x) any Sellers' chapter 11 case is converted to a case under chapter 7 or (y) there is appointed in any Sellers' chapter 11 case a trustee or examiner with enlarged powers under
Section 1106(b) of the Bankruptcy Code;

                  (h) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of this Agreement on the part of the other party, which material breach is not cured within 10 days following written notice to the party committing such material breach or which material breach, by its nature, cannot be cured prior to the Initial Closing;

                  (i) by either Purchaser or Sellers if Sellers select an Acquisition Proposal as the Successful Bid;

                  (j) by either Purchaser or Sellers, if the Initial Closing shall not have been consummated on or prior to August 29, 2003 (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing, with the consent of the agents under the Pre-Petition Credit Agreement and the DIP Credit Agreement; provided that the terminating party is not then in material breach of its obligations hereunder; provided, further, in the event Purchaser does not terminate this Agreement pursuant to this paragraph until after September 15, 2003, Purchaser shall be entitled to Expense Reimbursement Payment in accordance with Section 11.2(b) below;

                  (k) until 5:00 p.m. (prevailing Eastern time) on July 16, 2003, by Purchaser on written notice to Sellers if (i) Purchaser, in its absolute and sole discretion, is not reasonably satisfied with its ability to receive financing to fund all or a portion of the Purchase Price or (ii) Purchaser, in its absolute and sole discretion is not reasonably satisfied with the results of its review and due diligence investigations with respect to the Business and Acquired Assets;

                  (l) [INTENTIONALLY DELETED.];



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

                  (m) by Purchaser if on or prior to July 14, 2003 the required lenders under the DIP Credit Agreement and the agents under the Pre-Petition Credit Agreement shall not have provided written consent to Sellers' execution, delivery and performance of this Agreement and the transactions contemplated hereby, subject to the lenders' ability to support an Alternative Transaction pursuant to the Bidding Procedures;

                  (n) by either Purchaser or Sellers if the Transition Services Agreement shall not have been executed by both Purchaser and Fleming on or prior to July 14, 2003; and

                  (o) by Sellers if Cure Costs are determined to be in excess of the Cure Cap.

         11.2 Termination Payments.

                  (a) Break-Up Fee. If the Bidding Procedures Order has been entered and this Agreement is terminated (i) pursuant to Section 11.1(i), (ii) by Purchaser pursuant to Section 11.1(h) or (iii) pursuant to Section 11.1(o), the Break-Up Fee shall be earned by Purchaser upon any such termination. If an Alternative Transaction(s) is consummated within 18 months of the date of this Agreement, then the Break-Up Fee once earned shall only be payable (x) if such Alternative Transaction is an Acquisition Proposal (or modification thereof) that was selected as a Successful Bid or back-up thereto, out of the proceeds of such Alternative Transaction upon consummation thereof or (y) if otherwise, out of the proceeds of any such Alternative Transaction to the extent any such proceeds therefrom (without deduction for Cure Costs) exceed the Estimated Purchase Price, as and when such proceeds are received. To the extent any Alternative Transaction is not consummated within 18 months of the date of this Agreement, Purchaser shall nonetheless retain an administrative claim for the Break-Up Fee pursuant to Section 11.2(c) below. Notwithstanding the foregoing and without duplication, any Break-Up Fee that has been earned and is payable shall be paid, in whole or in part, from any deposit associated with an Alternative Transaction that any Seller is entitled to unconditionally retain for its own account.

                  (b) Expense Reimbursement. If the Bidding Procedures Order has been entered and this Agreement is terminated (i) (A) by Sellers pursuant to
Section 11.1(j) or (B) by Purchaser pursuant to Section 11.1(j) which termination complies with the last proviso thereof, (ii) by Purchaser pursuant to Section 11.1(h), (iii) pursuant to Section 11.1(i) or (iv) pursuant to
Section 11.1(o), Sellers shall upon termination of this Agreement pay to Purchaser the Expense Reimbursement Payment (immediately following the submission of the documentation therefor) .

                  (c) Priority of Termination Payments. The Break-Up Fee and Expense Reimbursement Payment and any obligation of Sellers to return the Deposit hereunder or under the Bidding Procedures Order, shall constitute administrative expenses of the kind specified in section 503(b)(1) of the Bankruptcy Code, shall constitute a carveout from Sellers' Debt Liens to the extent necessary to make the payments provided for in Sections 11.2(a) and 11.2(b), and shall not be subject to secured claims of any party, and, notwithstanding any other order of the Bankruptcy Court, including any cash collateral or debtor-in-possession financing order entered by the Bankruptcy Court, no deposit received by the Sellers from any party pursuant to the Bidding Procedures Order shall be subject to any lien of any creditor of the Sellers, and shall be



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

first applied to the payment in full of the Break-Up Fee and the Expense Reimbursement Payment.

         11.3 Effect of Termination. If this Agreement is terminated in accordance with Section 11.1 hereof, this Agreement shall become null and void and of no further force and effect and the parties shall be relieved of any further obligations hereunder, except (i) for this Section 11.3, (ii) for the provisions of Article XI, Sections 14.1, 14.2, 14.4, 14.7, 14.8, 14.9, 14.10,
14.11, 14.12, 14.13, 14.14 and 14.16 hereof, (iii) for the provisions of the Confidentiality Agreement relating to the obligation of Purchaser to keep confidential and not to use certain information and data obtained from Sellers and to return documents to Sellers and (iv) subject to Sections 11.4 and 14.2, that the termination of this Agreement for any cause shall not relieve any party hereto from any Liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination; provided, however, Purchaser shall have no liability to Sellers and Sellers hereby waive any and all rights or claims against Parent, Purchaser or their Affiliates in the event Purchaser terminates this Agreement pursuant to Section 11.1(k) above.

         11.4 Deposit. Upon termination of this Agreement (other than by Sellers pursuant to Section 11.1(h)), the Escrow Agent shall be authorized to promptly (and in any event within two (2) Business Days of such termination) return the Deposit (together with all interest earned thereon) to Purchaser; provided, further, that in the event of termination by Purchaser under Section 11.1(k) Sellers shall have no right to contest or object to the return of the Deposit (together with all interest earned thereon) to Purchaser and Sellers waive any and all rights or claims that Sellers may have against the Purchaser or its Affiliates with respect to such termination; provided, further, that the Escrow Agent shall have no right to, and under no circumstances shall the Escrow Agent refuse to return the Deposit (together with all interest earned thereon) to Purchaser in the event that Purchaser is terminating this Agreement pursuant to
Section 11.1(k).

         11.5 Other Proposals. In the event this Agreement is terminated by Purchaser pursuant to Section 11.1 or otherwise, to the extent Purchaser has entered into any agreements preventing other Third Parties to such agreements from reviewing, discussing, negotiating or submitting proposals for or otherwise preventing any transaction by such Third Parties for the acquisition of any portion of the Acquired Assets, Purchaser shall immediately terminate any and all such agreements or otherwise release such Third Parties from such prohibitions.

                                  ARTICLE XII
                              ADDITIONAL COVENANTS

         12.1 Employees.

                  (a) Business Employees.

                           (i) Until the applicable Determination Date, Sellers
shall provide the services of the Business Employees and shall continue to provide wages, benefits and other terms and conditions of employment consistent with past practices, all pursuant to the Transition Services Agreement. As of the applicable Determination Date, the applicable Business



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

Employees shall be terminated by Sellers and offered employment by Purchaser on terms and conditions to be determined by Purchaser in its sole discretion, consistent with the provisions of this Article XII. Following the Initial Closing, Purchaser shall provide written notice to Sellers at least thirty (30) days prior to determining the Determination Date for the applicable Business Employees, so that Sellers may terminate such Business Employees as of the date immediately preceding such Determination Date. Purchaser shall have no liability for and no obligation to assume or to adopt any of Sellers' collective bargaining agreements or other agreements with any labor unions or labor organizations, and, until validly terminated without any Liability, Sellers shall retain all such agreements and all obligations and liabilities arising therefrom, whenever arising or accruing.

                           (ii) All Liabilities to the current Employees of the
Business (the "Business Employees") arising or accruing on or prior to the Determination Date, including wages, earned vacations, workers' compensation, employee benefits, Liabilities under any collective bargaining agreement, WARN Act Liabilities, workers compensation Liabilities, COBRA Liabilities, severance and bonus payments, withholding and reporting obligations, all laws relating to the employment of labor and the employer's share of payroll or other employment taxes and other obligations (collectively, the "Employee Obligations"), shall be the obligation of Sellers ("Sellers' Employee Obligations"), and all such Employee Obligations arising or accruing on and after the New Hire Date and thereafter to those Business Employees who are hired by Purchaser (the "New Employees"), and which relate to such Business Employees' employment with Purchaser, and liability for any unlawful discriminatory conduct on the part of the Purchaser in the hiring or non-hiring of Business Employees before or after the Determination Date, shall be the obligation of Purchaser ("Purchaser's Employee Obligations"). Except for the Purchaser's Employee Obligations, all obligations and liabilities, including, without limitation, pension and benefit plan liabilities (including multiemployer plan withdrawal liabilities), liabilities under or relating to any collective bargaining agreement, discrimination liabilities, severance and bonus pay obligations, worker's compensation, WARN Act liabilities, accrued vacation time and COBRA liabilities, relating to current or former employees (and their dependents) of the Sellers or the Business shall, whenever arising or accruing, remain the sole obligation of Sellers ("Sellers' Employment Obligations"). On or after the date hereof, Purchaser's representatives shall be permitted to meet and speak with the Business Employees for purposes of discussing potential job opportunities with Purchaser; provided, however, Purchaser shall not meet and speak with such Business Employees or otherwise contact such Business Employees other than through a designee of Sellers, and only after coordinating and consulting with such designee. Sellers hereby specifically agree not to transfer any of the Business Employees (including, without limitation, the Business Employees who manage the operations of the PSCs) to any other locations of Sellers not comprising the PSCs until the expiration of the Option Period. Purchaser shall deliver to Sellers within ten (10) Business Days after the Determination Date a complete list of all Business Employees to whom Purchaser has offered employment as of such applicable Determination Date.

                  (b) [INTENTIONALLY DELETED.]

                  (c) No Third Party Beneficiaries. The obligations of Sellers and Purchaser hereunder to the New Employees are for the sole benefit of either Sellers or Purchaser, and no inference should be drawn that any New Employee is a beneficiary of any of the terms, provisions and obligations hereunder. The ability to enforce the obligations of Sellers and/or Purchaser hereunder with respect to such New Employees shall be the right of either Sellers or Purchaser, as applicable, but not any New Employee.

                  (d) Agreement to Cooperate. Subject to any restrictions that would limit Sellers' participation or disclosure of material, Sellers agree to cooperate with Purchaser prior to the Initial Closing Date to the extent reasonably necessary for Purchaser to evaluate Sellers' Benefit Plans in connection with Purchaser's evaluation of which Business Employees it wishes to offer employment to.

         12.2 Benefit Plans.

                  (a) Sellers' 401(k) Plan. Sellers sponsor a defined contribution plan which provides, in part, deferrals of compensation under
Section 401(k) of the Code entitled "Fleming Companies, Inc. Matching 401(k) Plan" (the "Sellers 401(k) Plan"). All Business Employees will be deemed 100% vested and nonforfeitable in their respective benefits in Sellers 401(k) Plan as of the Determination Date. Effective as of the Determination Date, Sellers shall cause all accruals of benefits in respect of the Business Employees under Sellers 401(k) Plan to cease.

                  (b) Sellers' Pension Plans. Sellers sponsor pension plans for the Business Employees ("Sellers' Pension Plans"). To the extent permitted by Law, all Business Employees will be deemed 100% vested and nonforfeitable (to the extent funded) in their respective benefits in Sellers' Pension Plans as of the date of termination of employment of such Business Employee. Effective as of the date of termination of employment of such Business Employee, all New Employees shall be deemed, for all purposes in applying Sellers' Pension Plans, to have terminated their service with Sellers on that date. Benefits earned under Sellers' Pension Plans as of the date of termination of employment of such Business Employee shall be paid and distributed in accordance with the terms of Sellers' Pension Plans. No further benefits shall accrue under Sellers' Pension Plans with respect to the New Employees after the Determination Date, and Purchaser shall have no obligation under, or relating to Sellers' Pension Plans (including with respect to any withdrawal liability under such plan) or any obligation to New Employees to provide a pension plan.

                  (c) Benefit Plans. The Business Employees shall cease active participation in the Sellers' Benefit Plans as of the applicable Determination Date on which such Business Employee becomes a New Employee. Sellers shall provide adequate prior notice of such termination of participation in Sellers' Benefit Plans to Business Employees to permit such Business Employees to submit any claims prior to the applicable Determination Date.

         12.3 Intellectual Property.

                  (a) Except as set forth in Section 12.3(c) below or in the Transition Services Agreement, as of the Applicable Closing Date with respect to the applicable Company Owned Intellectual Property, Sellers will not use, register or authorize others to use or register Company Owned Intellectual Property or any other intellectual property substantially or confusingly similar thereto and will not challenge Purchaser's right to use or register the Company Owned Intellectual Property.



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

                  (b) It is expressly agreed that Purchaser is purchasing, acquiring or otherwise obtaining all of Sellers' and their Affiliates' right, title or interest in and to the name "Fleming," or any Trademarks related thereto owned by Sellers (collectively, "Fleming Trademarks and Logos").

                  (c) For the period from the Initial Closing Date until the closing of the Chapter 11 Case (the "Bankruptcy Period"), Purchaser hereby grants to Sellers and their Affiliates ("Licensees"), effective upon the Initial Closing Date, a non-transferable, non-exclusive, royalty free worldwide transitional right and license to use the Fleming Trademarks and Logos as they exist as of the Initial Closing and are contained on any websites, business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in Sellers' business or are otherwise currently being used in the conduct of the Business (the "Marks"), without any obligation on the part of Sellers to pay royalties or similar fees to Purchaser during the Bankruptcy Period. This transitional license shall permit use of the Marks solely for the purposes set forth in this Section 12.3. The transitional license shall permit Sellers to use the Marks solely as follows (the "Transitional License"): for administrative, corporate and legal use during the Bankruptcy Period except to the extent reasonably necessary for compliance with the notice or other requirements of the Bankruptcy Code or compliance with other applicable Law. No other use of the Marks shall be made by Licensees during the Bankruptcy Period without Purchaser's express written consent, such consent not to be unreasonably withheld or delayed. Any and all rights and goodwill arising from the use of the Marks by Licensees pursuant to this Transitional License shall inure solely to Purchaser's benefit. Licensees agree that neither Sellers, nor any of their Affiliates, shall use, directly or indirectly, the Marks in any other way that suggests that there is a relation or affiliation between Licensees and Purchaser or any of Purchaser's Affiliates other than that as created by this Agreement, or as a trademark, service mark or trade name for Licensees. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensees any right, title or interest in and to the Marks. Licensees shall assign to Purchaser, and do hereby assign to Purchaser, any rights they may acquire, if any, by the operation of law or otherwise, in the Marks pursuant to this Transitional License. As between the parties, Purchaser shall have the sole right, and in its sole discretion, may commence, prosecute, defend and control any action concerning the Marks. Sellers agree that: (i) immediately upon termination of the Bankruptcy Period, Sellers shall cease and desist, and cause all Affiliates and licensees of Sellers and their Affiliates to cease and desist, from all further use of the Fleming Trademarks and Logos and will adopt new Trademarks related thereto which are not confusingly similar to the Fleming Trademarks and Logos; (ii) immediately upon termination of the Bankruptcy Period, Sellers shall make appropriate filings with any and all applicable registry(ies) changing their corporate names and any d/b/a to a name that does not include any of the Fleming Trademarks and Logos or words confusingly similar thereto; and (iii) except as set forth in this Section, neither Sellers nor any of Sellers' Affiliates shall make any use of the Fleming Trademarks and Logos. Notwithstanding anything herein to the contrary, to the extent there are any inconsistencies between the provisions of this Section 12.3 and the Transition Services Agreement, the Transition Services Agreement shall control.



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

         12.4 Infringement.

                  (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to defend, indemnify or hold harmless Purchaser or any of its Affiliates from damages, costs or expenses resulting from any obligation, suit or proceeding based upon any claim that any activity subsequent to the Closing Date engaged in by Purchaser, a customer of Purchaser's or anyone claiming under Purchaser constitutes direct or contributory infringement, misuse or misappropriation of or inducement to infringe any Third Party Intellectual Property.

                  (b) Purchaser shall defend, indemnify and hold harmless Sellers and any of its Affiliates from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim alleging or asserting direct or contributory infringement, misuse or misappropriation of or inducement to infringe by, Sellers or any of their Affiliates of any Third Party Intellectual Property to the extent that such claim is based on, or would not have arisen but for, activity conducted or engaged in subsequent to the Initial Closing Date by Purchaser, a customer of Purchaser's or anyone claiming under Purchaser.

         12.5 Filing of Tax Returns. In connection with the preparation and filing of Tax Returns as of and after the Initial Closing Date, Purchaser and Sellers shall cooperate and exchange information as reasonably required to accomplish the matters contemplated by this Article XII.

         12.6 Access to Books and Records for Taxes. After the Initial Closing, upon reasonable notice, and subject to Section 6.10, each party will give to the representatives, employees, counsel and accountants of the other party, access, during normal business hours, to records pertaining to the Business, the PSCs or the Acquired Assets and relating to periods prior to or including the Initial Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with Tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of Taxes as may be requested by Sellers to substantiate any claim for Tax credits or refunds); provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which any of its assets is subject. Sellers and Purchaser will cooperate with each other in the conduct of any Tax audit or similar proceedings involving or otherwise relating to the Business, the Acquired Assets or the PSCs (or the income therefrom or assets thereof) with respect to any Tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 12.6.

         12.7 Transaction Taxes. Purchaser and Sellers covenant and agree that they will use their best efforts to obtain an order from the Bankruptcy Court pursuant to Section 1146(c) of the Bankruptcy Code exempting, to the maximum extent possible, the transfer of the Acquired Assets from Sellers to Purchaser, or from Sellers to any Third Party Purchaser, from any and all Transaction Taxes as hereinafter defined. To the extent the transactions contemplated by this Agreement are not exempt under Section 1146(c) of the Bankruptcy Code, each party hereto shall bear and be responsible for paying fifty percent (50%) of any sales, use, stamp, transfer, documentary, registration, business and occupation and other similar taxes (including related



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penalties (civil or criminal), additions to tax and interest) imposed by any
Governmental Entity with respect to the transfer of the operations of the Business, the PSCs and any Acquired Assets to Purchaser or any Third Party Purchaser ("Transaction Taxes"), regardless of whether the Tax authority seeks to collect such taxes from Sellers or Purchaser. Sellers shall have the responsibility for preparing and delivering to the Purchaser or, as relevant, Third Party Purchaser a draft of any Transaction Tax Return ("Draft Transaction Tax Return") at least ten (10) Business Days prior to the Applicable Closing Date, or if later, the required filing date for the relevant Transaction Tax Return as prescribed by applicable Law. Purchaser, or as relevant, Third Party Purchaser, shall have the opportunity to review any such Draft Transaction Tax Return and shall have five (5) Business Days therefrom to provide reasonable comments to the Sellers with respect to such Draft Transaction Tax Return. The Sellers, acting in good faith, shall give due and adequate consideration to any such comments and shall reflect such comments in the final Transaction Tax Return to be filed to the extent that the Sellers, acting in good faith, determine is necessary in order to properly comply with the requirements of applicable Law. At the Applicable Closing Date, or, if later, the required filing date as prescribed by applicable Law for the filing of the relevant Transaction Tax Return, (x) Purchaser or, as relevant, Third Party Purchaser shall provide the Sellers with a certified check or checks, made out to the applicable Governmental Entity, for the Purchaser's share of the Transaction Taxes shown as due on the applicable final Transaction Tax Return and (y) Sellers shall provide Purchaser or as relevant, Third Party Purchaser, a copy of the applicable duly and properly completed and executed final Transaction Tax Return, together with proof of payment of any Transaction Taxes shown as due on such final Transaction Tax Return. Sellers shall be responsible for defending or pursuing any proceedings related to such Transaction Taxes, and each party hereto shall pay fifty percent (50%) of any expenses related thereto. Purchaser shall give prompt written notice to the other party hereto of any proposed adjustment or assessment of any Transaction Taxes with respect to the transactions contemplated hereby and in the Ancillary Documents. In any proceedings, whether formal or informal, Sellers shall permit Purchaser to participate in the defense of such proceeding with respect to such Transaction Taxes, and shall take all actions and execute all documents required to allow such participation and Sellers shall not settle any such proceedings without Purchaser's consent which consent shall not be unreasonably withheld.

         12.8 Tax Prorations for Periodic Taxes. As to any Acquired Asset acquired by Purchaser, Sellers and Purchaser shall apportion the liability for real and personal property taxes, ad valorem taxes, and similar taxes ("Periodic Taxes") for all Tax periods including but not beginning or ending on the Applicable Closing Date applicable to such Acquired Asset (all such periods of time being hereinafter called "Proration Periods"). The Periodic Taxes described in this Section 12.8 shall be apportioned between Sellers and Purchaser as of the Applicable Closing Date, with Purchaser liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the applicable Proration Period after the Applicable Closing Date, and the denominator of which is the total number of days covered by such Proration Period. Sellers shall be liable for that portion of the Periodic Taxes for a Proration Period for which Purchaser is not liable under the preceding sentence. Purchaser and Sellers shall pay or be reimbursed for real and personal property taxes (including instances in which such property taxes have been paid before the Applicable Closing Date) on this prorated basis. If a payment on a tax bill is due after the Applicable Closing, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the



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

other party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum. The party responsible under applicable Law for paying a Tax described in this
Section 12.8 shall be responsible for administering the payment of (and any reimbursement for) such Tax. For purposes of this Section 12.8, the Proration Period for ad valorem taxes and real and personal property taxes shall be the fiscal period for which such taxes were assessed by the Tax jurisdiction.

         12.9 Tax Refunds. Any Tax refunds (including any interest related thereto) received by Purchaser, its Affiliates or successors relating to Tax periods (or portions thereof) ending on or before the Applicable Closing Date (with respect to the relevant Acquired Asset) shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such amount (net of any Taxes payable by Purchaser or its owners as a result of receiving such Tax refunds, plus the net present value using the Purchaser's applicable cost of borrowing as of the date of the determination of any Tax benefit, all as reasonably determined by Purchaser, by reason of deduction, credit or otherwise, realized by the Purchaser as a result of the payment or obligation to pay Sellers under Section 12.9) within five (5) Business Days of receipt thereof. Purchaser shall include with its remittance to Sellers copies of any correspondence, documents, or other materials received or transmitted by Purchaser with respect to the Tax refund and, if the amount of the remittance is less than the amount of the refund, an explanation as to how Purchaser determined the amount of the remittance to Sellers. Sellers shall be entitled to request that Purchaser, at Sellers' expense, file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending on or before the Applicable Closing Date (with respect to the relevant Acquired Asset). Purchaser's consent to such request shall not be unreasonably withheld.

         12.10 Tax Disclosure. Notwithstanding anything herein to the contrary, or in the Confidentiality Agreement, each party to the transactions contemplated herein (and each Affiliate and Person acting on behalf of any such party) agrees that each party (and each employee, representative and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to such party or such Person relating to such Tax treatment and Tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of the date of any public announcement of discussions relating to the transactions, the date of any public announcement of the transactions, or the date of the execution of this Agreement. This authorization shall not permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transactions, (b) the identities of participants or potential participants in the transactions, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transactions), or (e) any other term or detail not relevant to the Tax treatment or the Tax structure of the transactions contemplated by this Agreement.

         12.11 Ownership of Acquired Assets for Tax Purposes. Purchaser and Sellers shall treat the applicable Seller as the owner of each Acquired Asset for all Tax purposes until the Applicable Closing Date with respect to such Acquired Asset.



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         12.12 Hart-Scott-Rodino. With respect to the transactions contemplated by this Agreement, each party hereto shall file or cause to be filed, promptly but in no event later than the Business Day immediately following the entry of the Bidding Procedures Order, (a) any notifications required to be filed under the HSR Act with the United States Federal Trade Commission ("FTC") and the Department of Justice ("DOJ"), and request early termination of the waiting period under the HSR Act; and (b) any pre-acquisition filings required by any foreign countries. Purchaser shall be responsible for and pay all filing fees associated with such notifications and filings.

         12.13 Compliance with Antitrust Laws and Government Requests. Subject to the terms and conditions herein, the parties agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to respond promptly to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. In addition to and without limiting the agreements of the parties contained above, Sellers and Purchaser shall (a) comply at the earliest practicable date with any request for additional information or documentary material received by Sellers or Purchaser or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any other Governmental Entity in connection with antitrust matters, (b) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by the FTC, DOJ or any other Governmental Entity, and (c) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust law. Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser or Sellers (i) to commence any litigation against any Person in order to facilitate the consummation of any of the transactions contemplated hereby, (ii) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Purchaser on the one hand, or the Business, on the other hand, (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated hereby, or (iv) to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any assets or operations of Purchaser and its Affiliates or the Business or the Acquired Assets.

         12.14 Certain Ancillary Documents. Without limiting the generality of Sections 6.6 and 7.4, each party shall use its best efforts to mutually agree upon the form of the Transition Services Agreement, Cure Escrow Agreement, Deposit Escrow Agreement and Indemnity Escrow Agreement on or before July 14, 2003 and to finalize Schedules 3.2, 3.2(d) and 8.11 on or prior to such date.

                                  ARTICLE XIII
                                 INDEMNIFICATION

         13.1 Survival of Representations, Warranties, Covenants and Agreements. Except as set forth below, each of the representations and warranties contained herein shall terminate,



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without further action, on the Initial Closing Date; provided, however, each of the representations and warranties in the following sections shall survive the Initial Closing Date for the periods indicated below: (a) Section 4.5(a) (Title to Assets; Liens - Personal Property) (18 months following the Initial Closing
Date); (b) Section 4.5(b) (Title to Assets; Liens - Leased Real Property) (until the Applicable Closing Date); (c) Section 4.5(c) (Title to Assets; Liens - Owned Real Property) (until the Applicable Closing Date); (d) Section 4.8 (Assets Necessary to the Business) (18 months following the Initial Closing Date); (e)
Section 4.11(d) (Acquired Contracts) (12 months following the Initial Closing
Date) (f) Section 4.12 (Financial Information) (12 months following the Initial Closing Date); (g) Section 4.13 (Compliance with Laws; Permits and Licenses) (12 months following the Initial Closing Date); (h) Section 4.l5 (Compromise of Notes) (9 months following the Initial Closing Date); (i) Section 4.17 (Environmental Matters) (18 months following the Initial Closing Date); and (j)
Section 4.19 (Intellectual Property) (18 months following the Initial Closing
Date). The time through which any representation or warranty survives as provided above is referred to herein as the "Expiration Date". All covenants and agreements of the parties contained in this Agreement shall survive in accordance with their terms.

         13.2 Indemnification.

                  (a) Following the Initial Closing and subject to the other sections of this Article XIII, Sellers will jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all losses, liabilities, damages, costs and/or expenses (including reasonable out-of-pocket attorneys' fees and expenses) actually incurred by Purchaser and its Affiliates and their respective directors, officers, employees, advisors, representatives and agents, including in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case reduced by the amount of insurance proceeds recovered from any Person or entity with respect thereto ("Indemnifiable Losses") relating to, resulting from or arising out of:

                           (i) any inaccuracy in any of the representations and
warranties made by any Seller in this Agreement;

                           (ii) a breach by any Seller of any covenant or
agreement of any Seller contained in this Agreement or any of Sellers' Ancillary Documents;

                           (iii) any Transaction Taxes the payment of which is
the responsibility of Sellers pursuant to Section 12.7;

                           (iv) any Cure Costs; and

                           (v) any of the Excluded Liabilities.

                  (b) Following the Initial Closing and subject to the other sections of this Article XIII, Purchaser will indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:


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                           (i) any inaccuracy in any of the representations or
warranties made by Purchaser in this Agreement;

                           (ii) a breach by Purchaser of any covenant or
agreement of such entity contained in this Agreement or any Purchaser Ancillary Document;

                           (iii) any Transaction Taxes the payment of which is
the responsibility of Purchaser pursuant to Section 12.7; and

                           (iv) any of the Assumed Liabilities.

                  (c) Payments made under this Section 13.2 shall be treated by Purchaser and Sellers as purchase price adjustments, and Purchaser and Sellers shall file all Tax Returns consistent with such treatment.

         13.3 Limitations on Liability.

                  (a) Notwithstanding any other provision of this Agreement or of any applicable Law, no Person entitled to indemnity hereunder (each, an "Indemnitee") will be entitled to make a claim against a party required to provide indemnification under this Agreement (an "Indemnifying Party") for Indemnifiable Losses arising out of or relating to any inaccuracy of representations or warranties under Sections 13.2(a)(i) or 13.2(b)(i) until the aggregate amount of Indemnifiable Losses exceeds an amount equal to $500,000 (the "Indemnification Threshold"). In the event and to the extent the aggregate amount of Indemnifiable Losses against an Indemnifying Party exceeds the Indemnification Threshold, such party shall be responsible for all Indemnifiable Losses from the first dollar of such Losses, but subject to the Indemnification Cap.

                  (b) Notwithstanding any other provision of this Agreement, the indemnification obligations of Sellers under Section 13.2(a)(i) or the indemnification obligation of Purchaser under Section 13.2(b)(i) will not exceed an amount equal to $15,000,000 (the "Indemnification Cap"), respectively.

                  (c) The obligation of Sellers to indemnify under Section 13.2(a)(i) and the obligation of Purchaser to indemnify under Section 13.2(b)(i) shall expire, with respect to any representation or warranty of the respective party, on the date on which the survival of such representation or warranty shall expire in accordance with Section 13.1; provided that such representation or warranty shall survive the time it would otherwise terminate with respect to a specific claim if notice of the inaccuracy or breach thereof giving rise to the right of indemnification shall have been given to the Indemnifying Party prior to the time such representation or warranty would otherwise terminate.

                  (d) No Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, punitive or exemplary damages; provided, however, to the extent that an Indemnitee is seeking indemnification hereunder for any Third Party Claim (other than any Third Party Claim brought by any Third Party Purchaser), the Indemnifying Party shall only be liable for consequential, punitive or exemplary damages to the extent that the



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Third Party asserting such Third Party Claim seeks and recovers consequential, punitive or exemplary damages from the Indemnitee.

                  (e) The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

                  (f) Notwithstanding anything to the contrary herein, Purchaser's right to indemnification with respect to Indemnifiable Losses relating to, resulting from or arising out of matters described in clause (i) of
Section 13.2(a) shall be satisfied exclusively from the Indemnity Escrow Amount and Purchaser shall have no right of set-off against any amounts due to Sellers under this Agreement or any Ancillary Documents as a result of any such Indemnifiable Losses. Purchaser acknowledges that its sole and exclusive remedy with respect to the matters described in clause (i) of Section 13.2(a) shall be pursuant to this Article XIII. Notwithstanding anything to the contrary herein, Purchaser may exercise a right of set-off as a result of any Indemnifiable Losses relating to, resulting from or arising out of matters described in clauses (ii) through (v) of Section 13.2(a); provided, however, Purchaser shall only be permitted to exercise such right of set-off only to the extent Purchaser first seeks recourse against the Indemnity Escrow Amount and has exhausted such Indemnity Escrow Amount in full.

                  (g) Sellers shall have no obligation under Section 13.2(a) to indemnify any Indemnitee for Indemnifiable Losses relating to, resulting from or arising out of Excluded Liabilities to the extent (and only to the extent) the Indemnitee takes any identifiable action which directly causes the Excluded Liabilities to be a Liability of Purchaser. Moreover, Seller shall have no obligation under Section 13.2(a) for up to $500,000 in aggregate reasonable costs and expenses of the Indemnitee of defending a Third Party Claim or of otherwise resolving a Third Party Claim and the Indemnifiable Losses associated therewith, relating to, resulting from or arising out of Excluded Liabilities.

         13.4 Defense of Claims.

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person or Governmental Entity that is not a party to this Agreement (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article XIII to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof if such Indemnifying Party delivers a written agreement in form and substance satisfactory to the Indemnitee agreeing to indemnify the Indemnifying Party with respect to such Third Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnifying Party



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shall have no right to assume or continue the defense of any Third Party Claim
(and the Indemnitee shall have the exclusive right to defend it) if (i) the Indemnitee reasonably determines that the Indemnifying Party does not have sufficient financial resources to defend or discharge such Third Party Claim,
(ii) if a conflict of interest is presented for the Indemnifying Party from defense of the Third Party Claim, or (iii) the Indemnifying Party is not vigorously defending such Third Party Claim, as reasonably determined by the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ one separate counsel (plus one separate local counsel) and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the reasonable fees and disbursements of such separate counsel. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim. If a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnitee declined to accept or (B) the aggregate Indemnifiable Losses of the Indemnitee with respect to such claim.

                  (b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim.

                  (c) If, after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this
Article XIII each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.



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

         13.5 Indemnity Escrow.

                  (a) The parties acknowledge and agree that the Indemnity Escrow Amount shall be funded solely from the Royalty Amount as follows:

                           (i) No amount of the Indemnity Escrow Amount shall be
satisfied from the Initial Estimate Payment.

                           (ii) 25% of the Second Estimate Payment otherwise due
and payable to Sellers shall be remitted by Purchaser into the Indemnity Escrow and thereafter, 25% of any Royalty Amount otherwise due and payable to Sellers shall be remitted by Purchaser into the Indemnity Escrow.

                           (iii) 25% of any Royalty Amount in respect of any
customer accounts sold or transferred to Third Parties otherwise due and payable to Sellers pursuant to Section 3.3(e) shall be remitted by Purchaser into the Indemnity Escrow.

                  (b) Notwithstanding anything herein to the contrary, in no event shall any Royalty Amounts be deposited into the Indemnity Escrow in an amount exceeding $15,000,000 in the aggregate (i.e., aggregating all Royalty Amounts deposited in the Indemnity Escrow, regardless of whether successful claims have been made against the Indemnity Escrow, thereby reducing the Indemnity Escrow below $15,000,000).

         13.6 Indemnification Procedures.

                  (a) An Indemnitee shall only be permitted to assert indemnification claims or set-off rights under this Agreement or any Ancillary Agreement by written notice (the "Claim Notice") to Indemnifying Party specifying (i) the matters set forth in Section 13.2(a) or Section 13.2(b), as the case may be, pursuant to which an Indemnitee is asserting its indemnification or set-off rights; (ii) a general description of the underlying facts relating thereto, and (iii) a reasonable estimate of the amount of the Indemnifiable Losses (if such Indemnifiable Losses can be reasonably estimated) or set-off rights, as applicable.

                  (b) Indemnitee shall make available to Indemnifying Party, with the cost and expense thereof to Indemnifying Party, the books and records of Indemnitee and personnel of Indemnitee which Indemnifying Party and its representatives reasonably require and take such other action reasonably necessary in order to allow Indemnifying Party to review and confirm the accuracy of the Claim Notice. Such notice, including Indemnitee's determination of Indemnifiable Losses or set-off shall be conclusive and binding upon the parties unless Indemnifying Party shall deliver a written notice (the "Claim Dispute Notice") of a dispute to Indemnitee within 30 days following receipt by Indemnifying Party of a Claim Notice. Indemnitee and Indemnifying Party shall, within 30 days following receipt by Indemnitee of such Claim Dispute Notice, attempt to resolve any such dispute, including Indemnitee's determination of the amount of the Indemnifiable Losses or set-off. In the event the parties are unable to resolve any such dispute within such 30-day period, the validity of the claim and the amount of Indemnifiable Losses, if any, or set-off, if any, shall be determined in accordance with Section 14.8.



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                                  ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Fees and Expenses, Transfer Taxes.

                  (a) Except as otherwise expressly provided for elsewhere in this Agreement, each party hereto shall bear its own costs and expenses, with respect to this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the parties shall bear its own attorneys' fees; provided, further, that the parties acknowledge and agree that
(i) Purchaser's counsel shall prepare initial drafts of substantially all applicable filings, motions and other papers related to transactions with Third Party Purchasers which are required by the Bankruptcy Code and the Bankruptcy Court and (ii) Sellers' counsel shall prepare all such related notices to Third Parties.

                  (b) To the extent provided in the Sale Order, in accordance with Section 1146(c) of the Bankruptcy Code, each instrument transferring any Acquired Assets to Purchaser shall contain the following endorsement:

                  Because this instrument has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a chapter 11 plan of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. Section 1146(c)."

In addition, Sellers shall seek an order that provides that any transaction, consummated within six months from the Closing Date, whereby Purchaser transfers or assigns any of the Acquired Assets to a Third Party, shall be exempt from all Taxes within the scope of 11 U.S.C. Section 1146(c).

         14.2 Liquidated Damages. In the event the Initial Closing is not consummated as a result of a breach by Purchaser, Sellers' exclusive remedy shall be limited to the amount of the Deposit at any point in time and such amount shall serve as liquidated damages, and the parties hereto agree that such liquidated damages are reasonable in proportion to the probable damages likely to be sustained in the event of any such breach in view of the uncertainty and difficulty of predicting the amount of any actual damages.

         14.3 Amendment. This Agreement may not be amended, modified or supplemented in any respect except by a written instrument signed by all of the parties to this Agreement, expressly stating that such instrument intended to amend, modify or supplement this Agreement.

         14.4 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:



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

                  If to Sellers, addressed as follows:

                  Fleming Companies, Inc.
                  1945 Lakepointe Drive
                  Lewisville, Texas  75029
                  Attention: General Counsel
                  Facsimile: (972) 906-1860

                  With a copy (which shall not constitute notice) to:

                  Kirkland & Ellis LLP
                  777 South Figueroa Street
                  37th Floor
                  Los Angeles, California  90017
                  Attn: Eva H. Davis, Esq.
                        Charles C. Pak, Esq.
                  Facsimile: (213) 680-8500

                  If to Purchaser, addressed as follows:

                  C&S Wholesale Grocers, Inc.
                  47 Old Ferry Road
                  Brattleboro, Vermont 05302
                  Attn: General Counsel
                  Facsimile: (802) 257-6620

                  with copies (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attn: Kenneth S. Ziman, Esq.
                  Facsimile: (212) 455-2502

                  and

                  Skadden, Arps, Slate, Meagher &  Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attn: Richard J. Grossman, Esq.
                  Facsimile: (212) 735-2000

or to such other individual or address as a party hereto may designate for itself in writing by notice given as herein provided.

Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the day it is sent, if sent by



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

personal delivery, or by telex, telecopy or other wire transmission or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 14.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         14.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         14.6 Counterparts and Execution. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

         14.7 Headings. The headings preceding the text of the Articles, Sections, paragraphs and other headings of this Agreement and the Schedules hereto are for convenience of reference only and shall not be deemed part of or in any way affect the meaning or interpretation of this Agreement.

         14.8 APPLICABLE LAW AND JURISDICTION; DISPUTES AND ARBITRATION.

                  (a) THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (COLLECTIVELY, THE "ANCILLARY DOCUMENTS")) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND TO THE EXTENT NOT INCONSISTENT WITH THE BANKRUPTCY CODE, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASER AND SELLERS FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT; AND/OR (B) THE ACQUIRED ASSETS AND/OR ASSUMED LIABILITIES, AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION. SUBJECT TO SECTION 13.3(d), THE PARTIES AGREE THAT NO COURT SHALL HAVE THE POWER TO AWARD CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS) UNLESS THE APPLICABLE COURT DETERMINES THAT THIS LIMITATION, UNDER THE CIRCUMSTANCES, VIOLATES PUBLIC POLICY.


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

                  (b) If the Bankruptcy Court does not have (or abstains from) jurisdiction with respect to any dispute, Purchaser and Sellers agree that, subject to the other provisions of this Agreement, any dispute between the parties relating to this Agreement or any Ancillary Agreement, shall be resolved by final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), to be conducted in New York, New York. The arbitration shall be conducted by one arbitrator mutually agreed to by the parties hereto within 15 days of the written notification by one party to the other of a dispute under this Agreement. If the parties cannot reach mutual agreement within such 15 day period, each party shall have an additional 5 day period to provide written notification to the other party of an arbitrator selected by such party. Each arbitrator selected by each party shall have an additional 10-day period to select a third arbitrator who shall be the sole arbitrator to resolve such disputed claim. Each arbitrator shall be selected from the AAA with distribution industry experience. Notwithstanding the foregoing, three arbitrators shall be employed (one chosen by each party and a third chosen by the arbitrators chosen by each party) with respect to any dispute involving a claim in excess of $1,000,000. Absent a showing of good cause, the hearing shall be conducted within 90 days from the service of the statement of claim. All proceedings shall be governed by the Federal Arbitration Act. Each party shall bear the expense of their own attorneys, experts and out of pocket costs as well as fifty percent of the expense of administration and arbitrator fees. Notwithstanding anything herein to the contrary, if for any reason the provision of this Section 14.8(b) regarding arbitration of disputes should be determined to be unenforceable by a court of competent jurisdiction, the parties irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court so long as the Chapter 11 Case is proceeding pursuant to Section 14.8(a) above.

         14.9 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed) except (i) that Purchaser may assign any of its rights hereunder and delegate its obligations to one or more Third Party Purchasers in accordance with Section 2.6 or to any Affiliate or wholly owned Subsidiary (a "Purchaser Assignee"), (ii) that Purchaser may grant a security interest in its rights and interests hereunder to its lenders, (iii) that the rights and interests hereunder may be assigned to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code, (iv) that this Agreement may be assigned to any entity appointed as successor to Sellers pursuant to a confirmed chapter 11 plan, and (v) as otherwise provided in this Agreement. In order to effect the provisions of the preceding sentence, Sellers shall, if requested by Purchaser, execute one or more necessary documents or amendments to this Agreement making Third Party Purchasers parties hereto. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon Third Parties any rights, remedies, claims, or causes of action other than a Third Party Purchaser.

         14.11 Parent Guarantee. In consideration of the transactions contemplated by this Agreement, Parent hereby unconditionally guarantees to Sellers that Purchaser will duly and



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

punctually pay and/or perform, as the case may be, all obligations and undertakings of Purchaser or Purchaser Assignee under this Agreement, including, without limitation, all obligations and undertakings of Purchaser under Section
3.1. Under this guarantee, Sellers shall be entitled to seek recourse directly from the Parent, without first seeking any available recourse from Purchaser or Purchaser Assignee.

         14.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         14.13 Public Announcements. Except as required by Law or in connection with the Chapter 11 Case, subject to Section 12.10 prior to the Initial Closing, neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld or delayed. Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

         14.14 Entire Understanding. This Agreement, the annexes, the exhibits, the Disclosure Schedule and other schedules hereto, the Confidentiality Agreement and the Supply Agreement, dated June 27, 2003, between Purchaser and Fleming (the "Supply Agreement"), the Bidding Procedures Order and the Sale Order set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby, and this Agreement, the annexes, exhibits, the Disclosure Schedule and the other schedules hereto, hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person other than the parties hereto any rights and annexes remedies, claims or courses of action hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement, and annexes, the exhibits, the Disclosure Schedule and the other schedules hereto.

         14.15 Bulk Sales Laws. Purchaser and Sellers waive compliance with applicable Laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Business, the Acquired Assets or the operation of the PSCs.

         14.16 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to



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replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         14.17 Election of Remedies. Except for Indemnifiable Losses relating to, resulting from or arising out of the maters described in Section 13.2(a)(i) whose remedies shall be limited as set forth in Article XIII and except as provided in Section 13.3(f) for all other Indemnifiable Losses, neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit an party hereto in any manner in the enforcement of any other remedies that may be available to it, whether at law or in equity. The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of Sellers contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The parties acknowledge that monetary damages would not be sufficient to remedy any breach of Section 2.5, and each party shall be entitled to specific performance of any breach of such Section 2.5.

                                    * * * * *



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


         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

                                   PURCHASER:

                                   C&S Acquisition LLC

                                   By:  /s/ MARK GROSS
                                      ------------------------------------------
                                        Name:  Mark Gross
                                        Title: Executive Vice President

                                   PARENT:

                                   For purposes of Article V, and Sections 14.8 and 14.11 only,

                                   C&S Wholesale Grocers, Inc.

                                   By:  /s/ MARK GROSS
                                      ------------------------------------------
                                        Name:  Mark Gross
                                        Title: Executive Vice President

                                   SELLERS:

                                   Fleming Companies, Inc.

                                   By:  /s/ EDWARD J. STENGER
                                      ------------------------------------------
                                        Name:  Edward J. Stenger
                                        Title: Chief Restructuring Officer


                                   Fleming Transportation Service, Inc.

                                   By: /s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name:  William E. May, Jr.
                                        Title: President


                                   Piggly Wiggly Company

                                   By: /s/ JIMMY D. GARRISON
                                      ------------------------------------------
                                        Name:  Jimmy D. Garrison
                                        Title: President

                                   RFS Marketing Services, Inc.

                                   By:/s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name: William E. May, Jr.
                                        Title: President


                                   Fleming International Ltd.

                                   By:/s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name: William E. May, Jr.
                                        Title: President

                                   Fleming Foods of Texas L.P.
                                   By Fleming Companies, Inc.
                                   Its General Partner

                                   By:/s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name: William E. May, Jr.
                                        Title: Executive Vice President

                                   Fleming Foods Management Co., L.L.C.
                                   By Fleming Companies, Inc.
                                   Its Sole Member

                                   By:/s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name: William E. May, Jr.
                                        Title: Executive Vice President


                                   Fleming Foreign Sales Corporation

                                   By:/s/ WILLIAM E. MAY, JR.
                                      ------------------------------------------
                                        Name: William E. May, Jr.
                                        Title: Executive Vice President



                                       2